UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2025

DENNY’S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

203 East Main Street
Spartanburg, South Carolina	29319-0001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 597-8000

Not Applicable

(Former name or former address if changed since last report.)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$.01 Par Value, Common Stock	DENN	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Introduction

On November 3, 2025, Denny’s Corporation, a Delaware corporation (the “Company”), announced that it had entered into a definitive agreement, as more fully described under “Merger Agreement,” to be acquired by Sparkle Topco Corp., a Delaware corporation (“Buyer”), which is controlled by funds managed by affiliates of TriArtisan Capital Advisors LLC.

Merger Agreement

On November 3, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Buyer and Sparkle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”).

The Merger

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof and in accordance with Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), Merger Sub shall merge with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease, the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”), and the Surviving Corporation shall become a wholly owned subsidiary of Buyer. After the Merger, the Company will cease to be publicly traded.

Subject to the provisions of the Merger Agreement, as promptly as reasonably practicable on the closing of the Merger or at such other date and time as the Company and Merger Sub may agree upon in writing, the Company shall file a Certificate of Merger with respect to the Merger as contemplated by Section 251 of the DGCL, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, such Merger to become effective upon the filing of the Certificate of Merger or at such later date and time as the parties may agree upon (the time when the Merger becomes effective, the “Effective Time”).

The board of directors of the Company (the “Company Board”) has unanimously, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained in the Merger Agreement; (iii) resolved that the Merger Agreement and the Merger be governed by Section 251 of the DGCL; (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement; and (v) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption at the Company Stockholders’ Meeting (as defined below).

Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities: (i) each share of common stock of the Company (“Company Shares”) issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled in accordance with the terms of the Merger Agreement and shares owned by holders that have exercised their appraisal rights under the DGCL, shall be converted into the right to receive cash in an amount equal to $6.25, without interest (the “Merger Consideration”), less any applicable withholding tax, payable to the holder in accordance with the terms of the Merger Agreement, (ii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and (iii) all Company Shares that are owned, directly by the Company (or any wholly owned subsidiary of the Company), Buyer, Merger Sub or any of their respective affiliates (in each case, to the extent applicable) immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange for such cancellation or retirement. From and after the Effective Time, all Company Shares converted into the right to receive the Merger Consideration shall cease to be outstanding and shall automatically be cancelled and cease to exist.

Treatment of Equity Awards

The Merger Agreement provides that, effective as of immediately prior to the Effective Time, (i) each outstanding award of restricted stock units (including deferred stock units) with respect to Company Shares issued under the Company’s Equity Plans (the “Company Equity Plans”) subject to vesting or forfeiture based solely on criteria related to continued service or employment (each, a “Company RSU Award”) will, by virtue of the Merger, automatically and without any action on the part of the Company, Buyer or the holder thereof, be cancelled and terminated and converted into the right of the holder of the Company RSU Award to receive from the Surviving Corporation an amount in cash (without interest and subject to applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company RSU Award, multiplied by (B) the Merger Consideration, and (ii) each outstanding award of restricted stock units with respect to Company Shares issued under the Company Equity Plans that is subject to conditions of vesting or forfeiture that are based on performance criteria (each, a “Company PSU Award”) will, by virtue of the Merger, automatically and without any action on the part of the Company, Buyer or the holder thereof, be cancelled and terminated and converted into the right of the holder of the Company PSU Award to receive from the Surviving Corporation an amount in cash (without interest and subject to applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company PSU Award (with such number of Company Shares determined in accordance with the terms of the applicable award agreement pursuant to which such Company PSU Award was granted (and without discretionary adjustment by the Company Board (or a committee thereof))), multiplied by (B) the Merger Consideration. Any Company PSU Award that is unvested as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement pursuant to which it was granted will automatically be cancelled without further action and for no consideration.

Representations, Warranties and Covenants

The Merger Agreement contains representations, warranties and covenants by the parties customary for a transaction of this nature. Among other things, during the period between the execution of the Merger Agreement and the earlier of the consummation of the Merger or termination of the Merger Agreement, the Company has agreed to conduct its business in the ordinary course consistent with past practice and has agreed to certain other operating covenants, as set forth more fully in the Merger Agreement.

The Company has also agreed not to (i) solicit proposals relating to alternative competing transactions, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, an offer or proposal for an alternative competing transaction, (iii) execute or enter into an agreement or arrangement for, relating to or that would reasonably be expected to result in or lead to a proposal or offer for an alternative competing transaction, or (iv) authorize any of, or commit, resolve or agree to do any of the foregoing.

Notwithstanding the foregoing customary “no-shop” restrictions, under specified circumstances the Company Board may, prior to receipt of the Company Stockholder Approval (as defined in the Merger Agreement), (x) change its recommendation of the transaction or (y) cause the Company to terminate the Merger Agreement to accept a Superior Company Proposal (as defined in the Merger Agreement), in either case upon a determination by the Company Board that the failure to take such action would be inconsistent with its fiduciary duties and, with respect to clause (y), upon payment of the Company termination fee described below. Under specified circumstances and subject to the provisions set forth in the Merger Agreement, the Company Board may also change its recommendation of the transaction prior to receipt of the Company Stockholder Approval in response to a Company Intervening Event (as defined in the Merger Agreement) upon a determination by the Company Board that the failure to take such action would be inconsistent with its fiduciary duties.

Concurrently with the execution of the Merger Agreement, Buyer has delivered to the Company an equity commitment letter (the “Equity Commitment Letter”) from TriArtisan Capital Advisors LLC (such entity, in such capacity, the “Investor”) which, subject to the conditions contained in such Equity Commitment Letter, the Investor will commit an amount of equity financing to Buyer equal to $220 million to enable Buyer to consummate the Merger (the “Equity Commitment”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. In connection with the Equity Commitment Letter, the Investor and each of certain other parties (the “Additional Investors”) will enter into an Interim Investors Agreement (the “Interim Investors Agreement”) whereby the Additional Investors will commit to the Investor to fund their respective portions of the Equity Commitment.

Concurrently with the execution of the Merger Agreement, Buyer has delivered to the Company debt commitment letters and related fee letters referenced therein (all such letters collectively, the “Debt Commitment Letter”) from the Debt Financing Sources (as defined in the Merger Agreement), pursuant to which, on the terms and subject only to the conditions contained in such Debt Commitment Letter, the Debt Financing Sources have committed to provide an aggregate amount of secured debt financing to a wholly owned indirect subsidiary of Buyer, equal to $335 million, consisting of (i) a $300 million term loan facility and (ii) a $35 million revolving credit facility, a portion of which will be used to pay the Merger Consideration, related fees, costs and expenses and Payoff Indebtedness (as defined in the Merger Agreement).

Concurrently with the execution of the Merger Agreement, Buyer has delivered to the Company a limited guarantee (the “Limited Guarantee”) from the Investor (such entity, in such capacity, the “Guarantor”) which, subject to the conditions contained in such Limited Guarantee, the Guarantor guarantees certain obligations of Buyer and Merger Sub under the Merger Agreement. In connection with the Limited Guarantee, the Additional Investors will also commit under the Interim Investors Agreement to the Investor to guarantee their respective portions of the obligations of Buyer and Merger Sub under the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Buyer or Merger Sub has delivered to the Company a sale/leaseback purchase and sale agreement pursuant to which Buyer or Merger Sub (or an affiliate of either) agree to convey to and immediately lease back from the sale/leaseback purchaser thereunder certain real property of the Company contemporaneous with the transactions contemplated by the Merger Agreement.

As promptly as reasonably practicable after the execution of the Merger Agreement (and in any event no later than ten (10) business days after the date of the Merger Agreement), the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”), in preliminary form, relating to the Company Stockholders’ Meeting (as defined below), which shall include a statement to the effect that the Company Board has recommended that the holders of Company Shares vote in favor of adoption of the Merger Agreement at the Company Stockholders’ Meeting. The Company shall take all actions required under the DGCL and the certificate of incorporation and bylaws of the Company to duly call, give notice of, convene and hold a meeting of its stockholders promptly, and in any event by the earlier of the tenth (10th) day after the preliminary Proxy Statement is filed with the SEC (if the SEC has not informed the Company that it will review the Proxy Statement) and the date on which the SEC confirms that it has no further comments on the Proxy Statement, for the purpose of obtaining approval of the stockholders of the Company (the “Company Stockholders’ Meeting”).

Conditions to the Merger

The consummation of the Merger is subject to certain closing conditions, including but not limited to (a) receipt of the Company Stockholder Approval, (b) any waiting period (and any extension thereof) applicable to the Merger and the other transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder have terminated or expired, (c) no law or governmental order prohibits, restrains, enjoins or makes illegal the consummation of the Merger or any of the transactions contemplated thereby, and (d) the Merger Agreement shall not have been terminated. Each of Buyer’s, Merger Sub’s, and the Company’s obligation to consummate the Merger is also subject to certain additional conditions, including (i) subject to specific materiality standards, the accuracy of the representations and warranties of the other party or parties, (ii) performance in all material respects by the other party or parties of its or their obligations under the Merger Agreement and (iii) with respect to Buyer’s and Merger Sub’s obligations to consummate the Merger, the absence of a material adverse effect with respect to the Company.

Termination

The Merger Agreement also contains certain termination provisions for the Company and Buyer, including the right of the Company, in certain circumstances, to terminate the Merger Agreement and accept a Superior Company Proposal. The Company will be required to pay Buyer a termination fee in cash equal to $10,320,000 if the Merger Agreement is terminated (a) by Buyer because the Company Board changed its recommendation, (b) by the Company to enter into a definitive agreement with respect to a Superior Company Proposal, or (c) (1) (A) by either the Company or Buyer because the Effective Time has not occurred by June 30, 2026 (as such date may be extended by the mutual written consent of the parties to the Merger Agreement, the “Outside Date”) or if the Company fails to obtain the Company Stockholder Approval, or (B) by Buyer, if there has been a breach by the Company of its representations, warranties or covenants, such that certain conditions could not be satisfied as of the Closing Date (as defined in the Merger Agreement), and such breach is not cured within the time specified in the Merger Agreement, (2) a bona fide offer or proposal for an alternative competing transaction was made to the Company Board or publicly made directly to the stockholders of the generally, and in either case has not been unconditionally withdrawn or otherwise abandoned prior to such termination, and (3) within twelve (12) months after such termination, the Company consummates the transactions contemplated by an alternative competing transaction proposal or offer, or enters into a definitive agreement with respect to an alternative competing transaction.

Buyer will be required to pay the Company a termination fee in cash equal to $17,200,000 within two (2) business days following termination if, subject to certain requirements in the Merger Agreement, the Merger Agreement is validly terminated by the Company in the event of (a) a breach by Buyer or Merger Sub of its representations, warranties or covenants, such that certain conditions could not be satisfied as of the Closing Date, and such breach is not cured within the time specified in the Merger Agreement, or (b) Buyer and Merger Sub’s failure to consummate the Merger by the third (3rd) business day following notice of the Company’s willingness and ability to consummate the Merger in light of the satisfaction or waiver of all applicable conditions of the Merger.

The foregoing description of the Merger, the Merger Agreement and the other transactions contemplated thereby does not purport to be a complete description and is qualified in its entirety by the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The above description of the Merger Agreement and the Merger Agreement itself have been included to provide investors and securityholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, Buyer, Merger Sub or their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties of the Company solely for the benefit of Buyer and Merger Sub and for purposes of the Merger Agreement. The assertions embodied in those representations and warranties are subject to limitations agreed upon by the contracting parties and are qualified by documents filed with, or furnished to, the SEC by the Company prior to the date of the Merger Agreement as well as information in a confidential disclosure schedule that the Company has delivered to Buyer and Merger Sub in connection with signing the Merger Agreement as of a specific date. The disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Therefore, investors and securityholders should not treat the representations and warranties as categorical statements of fact. Moreover, these representations and warranties may have been made for the purposes of allocating contractual risk among the parties to the Merger Agreement and may be subject to standards of materiality that are different from what may be material to investors. Investors are not third-party beneficiaries to the representations and warranties contained in the Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. The representations and warranties were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and information concerning the subject matter of representations and warranties may change after such dates, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors and securityholders should read the representations and warranties in the Merger Agreement when filed not in isolation but only in conjunction with the other information about the Company and its subsidiaries that the Company includes in reports and statements it files with the SEC.

Item 8.01	Other Events.

On November 3, 2025, the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, November 3, 2025, by and among Denny’s Corporation, a Delaware corporation, Sparkle Topco Corp., a Delaware corporation, and Sparkle Acquisition Corp., a Delaware corporation and indirect, wholly owned subsidiary of Buyer.*+

99.1	Press Release, dated November 3, 2025.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule to the SEC upon request.
+	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements, including statements regarding the proposed transaction. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of the Company and the expected timing of the proposed transaction and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the proposed transaction; uncertainties as to how many of the Company’s stockholders will vote in favor of the proposed transaction including the possibility that the Company’s stockholders may not approve the proposed transaction; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the risk that, prior to the completion of the transaction, the Company’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction on the market price of Company Shares and/or on the Company’s business, financial condition, results of operations and financial performance; and the ability of the Company to retain and hire key personnel; and the risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see the Company’s statements and reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC and other written statements made by the Company from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and the Company undertakes no obligation to revise or update it.

Additional Information Regarding the Proposed Transaction and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction and with the solicitation of proxies for the special meeting of stockholders, the Company will file with the SEC the Proxy Statement, and the Company may file other relevant materials with the SEC. INVESTORS AND SECURITYHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND DOCUMENTS INCORPORATED THEREIN, FILED OR THAT WILL BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive Proxy Statement will be sent to the Company’s stockholders. Investors and securityholders will be able to obtain the Proxy Statement free of charge from the SEC’s website or from the Company. The documents filed by the Company with the SEC may be obtained free of charge on the Company’s website at the Investor Relations section of https://investor.dennys.com/overview/default.aspx or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from the Company by requesting them from Investor Relations by email at ir@dennys.com, or by telephone at 877.784.7167. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2024, which was filed with the SEC on February 24, 2025, its definitive proxy statement dated April 3, 2025, for its 2025 Annual Meeting of Stockholders and in other filings with the SEC, including any statements of beneficial ownership on Form 3, Form 4 or Form 5. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the Company as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENNY’S CORPORATION

Date: November 4, 2025	By:	/s/ Kelli F. Valade
	Name:	Kelli F. Valade
	Title:	Chief Executive Officer

Exhibit 2.1

Execution Version

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

AGREEMENT AND PLAN OF MERGER

by and among

SPARKLE TOPCO CORP., a Delaware corporation,

SPARKLE ACQUISITION CORP., a Delaware corporation,

and

DENNY’S CORPORATION, a Delaware corporation

Dated as of November 3, 2025

TABLE OF CONTENTS

ARTICLE 1 THE MERGER		2

1.1	The Merger	2

1.2	Closing and Effective Time of the Merger	3

1.3	Governance Matters	3

ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER		4

2.1	Conversion of Securities	4

2.2	Payment for Securities; Surrender of Certificates	4

2.3	Dissenting Shares	8

2.4	Treatment of Company Equity Awards	8

2.5	Withholding Rights	9

2.6	Further Actions	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10

3.1	Organization and Qualification; Subsidiaries	11

3.2	Capitalization	11

3.3	Authority	13

3.4	No Conflict	14

3.5	Required Filings and Consents	14

3.6	Disclosure Documents	15

3.7	Permits; Compliance with Law	15

3.8	SEC Filings; Financial Statements	16

3.9	Internal Controls	17

3.10	No Undisclosed Material Liabilities	18

3.11	Absence of Certain Changes or Events	18

3.12	Employee Benefit Plans	19

3.13	Labor Matters	20

3.14	Contracts	21

3.15	Litigation	24

3.16	Environmental Matters	24

3.17	Intellectual Property	25

3.18	Tax Matters	28

3.19	Real Property; Title to Assets	29

- i -

3.20	Insurance	31

3.21	Opinion of Financial Advisor	32

3.22	Brokers	32

3.23	State Takeover Statutes	32

3.24	Affiliate Transactions	32

3.25	Suppliers	32

3.26	Corrupt Practices; Sanctions	33

3.27	Franchise Matters	33

3.28	Quality and Safety of Food and Beverage Products	35

3.29	No Other Representations or Warranties	36

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		36

4.1	Organization and Qualification	36

4.2	Authority	37

4.3	No Conflict	37

4.4	Required Filings and Consents	38

4.5	Antitrust	38

4.6	Disclosure Documents	38

4.7	Litigation	39

4.8	Brokers	39

4.9	Ownership of Company Capital Stock	39

4.10	Ownership of Merger Sub	39

4.11	Solvency	39

4.12	Absence of Certain Arrangements	40

4.13	Financing	40

4.14	No Other Representations or Warranties	42

ARTICLE 5 COVENANTS		43

5.1	Conduct of Business by the Company and Parent Pending the Closing	43

5.2	Preparation of Proxy Statement; Company Stockholders’ Meeting	48

5.3	Access to Information; Confidentiality	50

5.4	No Solicitation by the Company	51

5.5	Efforts	55

5.6	Merger	58

- ii -

5.7	Public Announcements	58

5.8	Employee Benefit Matters	59

5.9	Indemnification of Directors and Officers	62

5.10	Takeover Statutes	63

5.11	Section 16 Matters	64

5.12	Stockholder Litigation	64

5.13	Stock Exchange Delisting and Deregistration	64

5.14	Payoff Letters	64

5.15	Financing Cooperation	65

5.16	Financing	67

5.17	Sale/Leaseback Transaction	70

5.18	Notification of Certain Matters	71

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		72

6.1	Conditions to Each Party’s Obligations to Effect the Merger	72

6.2	Conditions to Obligations of the Company to Effect the Merger	73

6.3	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	73

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		74

7.1	Termination	74

7.2	Effect of Termination	76

7.3	Fees and Expenses	76

ARTICLE 8 GENERAL PROVISIONS		78

8.1	Amendment	78

8.2	Waiver	78

8.3	Non-Survival of Representations and Warranties	79

8.4	Fees and Expenses	79

8.5	Notices	79

8.6	Certain Definitions	80

8.7	Terms Defined Elsewhere	95

8.8	Headings	97

8.9	Severability	97

8.10	Entire Agreement	97

8.11	Assignment	97

8.12	No Third-Party Beneficiaries	97

- iii -

8.13	Mutual Drafting; Interpretation	98

8.14	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	99

8.15	Counterparts	100

8.16	Specific Performance	100

8.17	Non-Recourse	102

- iv -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2025 (this “Agreement”), is made by and among Sparkle Topco Corp., a Delaware corporation (“Parent”); Sparkle Acquisition Corp., a Delaware corporation and a wholly owned, indirect subsidiary of Parent (“Merger Sub”); and Denny’s Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.6 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend that Merger Sub will merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL; (iv) resolved to recommend that the Company Stockholders adopt this Agreement; and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at the Company Stockholders’ Meeting;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub each has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and Merger Sub and their respective stockholders, and approved and declared it advisable for Parent and Merger Sub to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; and (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL;

WHEREAS, the sole stockholder of Merger Sub has delivered a written consent as the sole stockholder of Merger Sub in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, which consent by its terms is effective immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, TriArtisan Capital Advisors LLC (such entity, in such capacity, the “Investor”) have entered into an equity commitment letter (such letter, or if there are multiple such letters, all such letters collectively, the “Equity Commitment Letter”), dated as of the date hereof, committing the Investor to provide funds equal to the Required Amount in connection with the consummation of the Equity Financing, subject to the terms and conditions set forth therein and herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, the Investor is entering into the Limited Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties to this Agreement agree as follows:

Article 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver (where permissible under applicable Law) of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by and effected pursuant to Section 251 of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time (as defined below), all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9); and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in the certificate of incorporation of the Surviving Corporation and by applicable Law (subject to Section 5.9).

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the date hereof until the Effective Time, any change in the outstanding Equity Interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, or other similar transaction, the Merger Consideration and any other similarly dependent items, as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Equity Award the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 1.1(c) shall be construed to permit the Company or any of its Subsidiaries to take any such action without the consent of Parent if such consent is required under Section 5.1.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place as soon as practicable, but in any event no later than the third (3rd) Business Day following the satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (if permitted by applicable Law) of those conditions at the Closing) (the “Closing Date”), by electronic exchange of documents, unless another time, date or place is agreed to in writing by the Parties hereto. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable on the Closing Date, or such other date and time to which Merger Sub and the Company may agree in writing, the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the Company and Merger Sub shall make all other deliveries, filings or recordings required under the DGCL in connection with the consummation of the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the Parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).

1.3 Governance Matters. The Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Article 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time, other than (A) any Dissenting Shares and (B) any Cancelled Shares, shall be converted into the right to receive cash in an amount equal to $6.25, without interest (the “Merger Consideration”), less any applicable withholding Tax pursuant to Section 2.5. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2 or Section 2.4.

(b) Merger Sub Equity Interests. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Cancelled Shares. Each Company Share that is owned directly by the Company (or any wholly owned Subsidiary of the Company), Parent, Merger Sub or any of their respective Affiliates (in each case, to the extent applicable) immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a reputable U.S. bank or trust company to act as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to Section 2.1(a) (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) (the “Paying Agent”). Prior to the Effective Time, the Company and Parent shall enter into a paying agent agreement with the Paying Agent, which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent. Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount equal to the aggregate Merger Consideration payable pursuant to Section 2.1(a) (such cash amount, the “Merger Fund”) for the sole benefit of the holders of Company Shares on the Closing Date; provided, that an amount equal to the Equity Financing shall be so deposited as early as practicable on the Closing Date, and in any event prior to the Effective Time. Parent shall cause the Paying Agent to make delivery of the Merger Consideration, as applicable, out of the Merger Fund in accordance with this Agreement. In the event the Merger Fund shall at any time be insufficient to pay the aggregate amount contemplated by Section 2.1(a), Parent shall, or shall cause Merger Sub to, as promptly as reasonably practicable deposit additional cash in immediately available funds, as applicable, with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Merger Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Merger Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, or as otherwise specified by the Paying Agent, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding five billion dollars ($5,000,000,000) (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b) Procedures for Surrender.

(i) Certificates. As promptly as reasonably practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to Section 2.1(a): (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as the Company, Parent and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”); and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration, the forms of which instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing any Dissenting Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Cancelled Shares.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, unless required by the Paying Agent, an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including, if required, receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and, if applicable, The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5) and such Book-Entry Shares of such holder shall forthwith be cancelled. If required by the Paying Agent, as soon as reasonably practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, if required by the Paying Agent, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Cancelled Shares.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.2 and except as provided in Section 2.3. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing Dissenting Shares shall cease to have any rights with respect to such Company Shares, except for the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing Cancelled Shares shall cease to have any rights with respect to such Company Shares as provided for by Section 2.1(c). Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Company Shares that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Agreement.

(d) Termination of Merger Fund; Abandoned Property; No Liability. Any portion of the Merger Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the twelve (12)-month anniversary of the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, in each case without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of its Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, the Company, Merger Sub, Parent or the Paying Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Person in respect of any part of the Merger Consideration made available to the Paying Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent (which shall contain an agreement in customary form to indemnify Parent, Merger Sub, the Surviving Corporation and their respective Affiliates against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or their respective Affiliates on account of the alleged loss, theft or destruction of such Certificates) of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a), without interest and subject to any withholding Taxes required by applicable Law. In addition, Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights specifically granted to them under the DGCL with respect to Dissenting Shares. If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall be exchangeable for, subject to compliance with the procedures in Section 2.2(b), solely the right to receive the Merger Consideration, without interest and subject to any withholding Taxes pursuant to Section 2.5. The Company shall give Parent: (i) prompt written notice (and in any event within two (2) Business Days) of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the right to participate in, control and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not pay or settle, or make any payment or settlement offer, prior to the Effective Time with respect to any such demand, notice or instrument or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions of Section 262 of the DGCL, or offer or agree to do any of the foregoing unless Parent shall have given its written consent to such payment or settlement, or payment or settlement offer or waiver.

2.4 Treatment of Company Equity Awards(a) .

(a) Company RSU Awards. Effective as of immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest and subject to applicable withholding Taxes) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award, by (y) the Merger Consideration (the “RSU Consideration”). Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, pay to each holder of a Company RSU Award, through the Surviving Corporation’s normal payroll procedures, the applicable RSU Consideration (less any applicable withholding Taxes pursuant to Section 2.5) as promptly as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll date that is at least five (5) Business Days following the Effective Time or, to the extent any amount constitutes nonqualified deferred compensation under Section 409A of the Code, at the earliest time following such first regular payroll cycle that will not trigger a tax or penalty under Section 409A of the Code).

(b) Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest and subject to applicable withholding Taxes) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company PSU Award (with such number of Company Shares determined in accordance with the terms of the applicable award agreement listed on Section 2.4(b) of the Company Disclosure Schedule pursuant to which such Company PSU Award was granted, including, for the avoidance of doubt, any pro rata vesting terms (and without discretionary adjustment by the Company Board (or a committee thereof))) by (y) the Merger Consideration (the “PSU Consideration”). Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, pay to each holder of a Company PSU Award, through the Surviving Corporation’s normal payroll procedures, the applicable PSU Consideration (less any applicable withholding Taxes pursuant to Section 2.5) as promptly as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll date that is at least five (5) Business Days following the Effective Time or, to the extent any amount constitutes nonqualified deferred compensation under Section 409A of the Code, at the earliest time following such first regular payroll cycle that will not trigger a tax or penalty under Section 409A of the Code). For the avoidance of doubt, any Company PSU Award that is unvested as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement listed on Section 2.4(b) of the Company Disclosure Schedule pursuant to which it was granted (including (i) Company PSU Awards that do not vest in connection with a Change in Control (as defined in such award agreement) resulting from the transactions contemplated by this Agreement as a result of failing to meet applicable “rTSR” performance goals, and (ii) Company PSU Awards subject to “Adjusted EPS Growth” performance goals that do not vest in connection with a Change in Control (as defined in such award agreement) resulting from the transactions contemplated by this Agreement based on deemed achievement of the greater of (x) target performance and (y) actual performance) will automatically be cancelled without further action and for no consideration.

(c) Prior to the Effective Time, the Company Board (or a committee thereof) shall take all actions necessary to (i) effectuate the provisions set forth in this Section 2.4, and (ii) terminate the Company Equity Plans as of the Effective Time. Parent shall have a reasonable opportunity to review and comment on all resolutions effectuating the provisions set forth in this Section 2.4. The Company shall reasonably consider all comments provided by Parent with respect to such materials.

2.5 Withholding Rights. Parent, Merger Sub, the Surviving Corporation, the Company, the Paying Agent, and any other applicable withholding agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that Parent, Merger Sub, the Surviving Corporation, the Company, the Paying Agent, or any other applicable withholding agent, is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Tax Law; provided, however, that, except (i) with respect to amounts treated as compensation for Tax purposes, or (ii) as a result of the failure of any holder or former holder of Company Shares, Company RSU Awards, or Company PSU Awards to provide IRS Form W-9 or appropriate IRS Form W-8, as applicable, demonstrating that such holder is exempt from withholding, Parent shall use commercially reasonable efforts to provide the Company notice of any applicable payor’s intention to make such deduction or withholding and to provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding to the extent permitted by Law. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary, any compensatory amounts payable to any current or former employee of the Company or any of the Company Subsidiaries pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

2.6 Further Actions. As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed on or after January 1, 2024 (the “Applicable Date”) and publicly available not less than two (2) Business Days prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” or any other disclosures contained therein to the extent they are predictive or forward-looking in nature (other than any factual information contained therein) and including, for the avoidance of doubt, all exhibits thereto) (it being acknowledged and agreed that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2) or (ii) the corresponding sections of the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Schedule to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation, duly incorporated and validly existing under the Laws of Delaware and has requisite corporate power and authority to carry on its business as it is now being conducted, except for such failures to have such power or authority that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in good standing under the Laws of Delaware, except for such failures to be in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified, registered, licensed and otherwise authorized to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the conduct of its business requires such qualification, registration, licensing or authorization, except where the failure to be so qualified, registered, licensed or authorized or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available or caused to be made available to Parent true, correct and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Amended and Restated Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC, and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is in compliance in all material respects with the provisions of the Company Charter and the Company Bylaws and each Company Subsidiary is in compliance in all material respects with its organizational and governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth as of the date hereof a true, correct and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Company Subsidiaries. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 135,000,000 Company Shares, of which, as of the close of business on October 29, 2025 (the “Capitalization Date”), there were 51,498,994 Company Shares issued and outstanding, (ii) 397,500 Company Shares were held in the treasury of the Company and (iii) 25,000,000 shares of preferred stock, $0.10 par value per share, none of which were issued and outstanding as of the close of business on the Capitalization Date. No Company Subsidiary owns any Company Shares or has any option or warrant to purchase any Company Shares or any other Equity Interest in the Company. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, (i) 2,597,869.8 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Equity Plans, (ii) 1,819,918 Company Shares were subject to issuance pursuant to Company PSU Awards (assuming target performance thereunder and 3,179,874 shares assuming maximum performance thereunder) granted and outstanding under the Company Equity Plans, and (iii) 1,806,857 Company Shares were reserved for future issuance under the Company Equity Plans for awards not yet granted. Notwithstanding anything to the contrary herein, except with respect to Company RSU Awards consisting of deferred stock units, there are no Company Equity Awards outstanding under any Benefit Plan other than the Denny’s Corporation 2021 Omnibus Incentive Plan, as amended and restated on May 14, 2025. All Company Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since the close of business on the Capitalization Date through the date of this Agreement, the Company has not issued any Company Shares, Company Equity Awards or other Equity Interests other than Company Shares issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on the date of this Agreement, for each Company Equity Award, the holder, type of award, the Company Equity Plan governing the Company Equity Award, grant date, number of Company Shares subject to the Company Equity Award, vesting schedule and, if applicable, exercise price and expiration date.

(d) Other than the Company Equity Awards, there are no (i) outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary or (ii) outstanding contractual obligations of the Company or the Company Subsidiaries (A) to repurchase, redeem or otherwise acquire, or make payments based on the price or value of, any Equity Interests, (B) restricting the transfer of, or with respect to the voting of, any Equity Interests to which the Company or any of the Company Subsidiaries is a party or by which it is bound, (C) to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person other than a Company Subsidiary or a Franchisee pursuant to the Franchise Agreements or (D) which obligate the Company to grant, extend or enter into any such agreements relating to any Equity Interests, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests.

(e) Other than the Company Equity Awards, there are no obligations (whether outstanding or authorized) of the Company or any Company Subsidiary requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Company Shares or other Equity Interests of the Company or any Company Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of Company Shares or other Equity Interests of the Company or any Company Subsidiary, other than any such agreements solely between and among the Company and any Company Subsidiary or solely between and among two or more Company Subsidiaries. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.

(f) As of the date hereof, the Company had two hundred seventy-one million five hundred thousand dollars ($271,500,000) of loans outstanding and sixteen million four hundred sixty-three thousand seven hundred eighty-two dollars ($16,463,782) in outstanding letters of credit under the Company Credit Facility. As of immediately prior to the Closing, the amount of revolving Indebtedness outstanding under the Company Credit Facility, less (1) the amount of unrestricted cash held by the Company and (2) the estimated liquidation value of the Company’s interest rate hedges as independently determined by a qualified valuation expert, shall not exceed two hundred sixty million dollars ($260,000,000).

3.3 Authority.

(a) The Company has all requisite corporate power and authority necessary to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform (subject to the conditions contained herein) its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all requisite corporate action on the part of the Company and no other proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, other than, as of the date of this Agreement with respect to the Merger, (i) the adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote thereon (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles as to enforceability, including specific performance and injunctive and other forms of equitable relief (the “Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL; (iv) resolved to make the Company Board Recommendation, which Company Board Recommendation has not, except after the date hereof as expressly permitted by Section 5.4, been subsequently rescinded, modified or withdrawn; and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at the Company Stockholders’ Meeting.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Company Charter or the Company Bylaws or, in any material respect, the organizational or governing documents of any of the Company Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), (a) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (b) require any consent or approval or result in the loss of a benefit or other change in any right or obligation under, violate, conflict with, result in any breach of, or constitute a change of control or default under (or an event which with or without notice or lapse of time or both would become a default), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or any Company Real Property Lease to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or any Company Permit.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL; (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act; (c) such filings as may be required under the rules and regulations of NASDAQ; (d) the filing with the SEC of the Proxy Statement and such other reports required in connection with the transactions pursuant to this Agreement under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder; (e) amendment filings to each of the current FDDs of the Company or any of the Company Subsidiaries with the applicable Governmental Entity in each jurisdiction in which the Company or any of the Company

Subsidiaries maintains a franchise registration as required by applicable state Franchise Law; (f) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws) set forth on Section 3.5(f) of the Company Disclosure Schedule; and (g) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement (including any amendment or supplement thereto and any document incorporated or referenced therein) will, when filed with the SEC, when distributed or disseminated to the Company Stockholders, when the Company Stockholders vote on the adoption of this Agreement, or when any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.6, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based on information provided by or on behalf of Parent and its Subsidiaries, including Merger Sub, in writing and specifically for inclusion in the Proxy Statement.

3.7 Permits; Compliance with Law.

(a) The Company and the Company Subsidiaries hold the authorizations, licenses (including Liquor Licenses), permits, certificates, variances, exemptions, approvals, Orders, franchises, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”), except where the failure to hold any of the Company Permits, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have maintained, and have been in compliance with all terms and conditions of, all Company Permits and all Company Permits are in full force and effect, and (ii) no default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would reasonably be expected to result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any Company Permit. The Company and the Company Subsidiaries have paid all fees and assessments due and payable in connection with the Company Permits, except where the failure to make such payment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is, and since the Applicable Date has not been, in conflict with, default under or violation of, and to the Knowledge of the Company, is not under investigation with respect to nor been threatened to be charged with or given notice of any violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 3.7(c) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all Liquor Licenses held or used by the Company and its Subsidiaries that are required for the Company and its Subsidiaries to conduct their business in all material respects as conducted on the date of this Agreement, along with the name and street, city and state address of each restaurant to which such Liquor License relates, and the expiration date of each such Liquor License. Except as has not had, and would not reasonably be expected to have, individually in the aggregate, a Company Material Adverse Effect: (i) each such restaurant possesses a Liquor License; (ii) each Liquor License is in full force and effect; and (iii) since the Applicable Date, there have not been, and there are not now pending, any disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any adverse impact on the ability to maintain or renew any Liquor License.

(d) The Company and the Company Subsidiaries, in each case since the Applicable Date and except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) have been in compliance with all applicable Laws related to the marketing and advertising of the business of the Company and the Company Subsidiaries (including the products and services of the Company and the Company Subsidiaries) and have not engaged in any false, deceptive, unfair, or misleading advertising or promotional practices under the applicable Laws of any jurisdiction in which they operate or market any of its products or services, (ii) have not received written notice from any Person, or been involved in any Proceeding, alleging unfair competition or unfair trade practices by the Company or the Company Subsidiaries pursuant to the Laws of any jurisdiction, or (iii) have not received any written notices or been subject to any investigations from the United States Federal Trade Commission or any other Governmental Entity or any advocacy or monitoring group regarding its marketing, advertising, or promotional practices.

3.8 SEC Filings; Financial Statements.

(a) Since the Applicable Date, the Company has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, certifications, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC since the Applicable Date as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied, as of such date, as to form in all material respects, with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of NASDAQ, provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or ongoing SEC investigation. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes and schedules thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal and recurring year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes, none of which if presented would materially differ from those presented in the audited Company Financial Statements). Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

3.9 Internal Controls.

(a) Since the Applicable Date, the Company has designed and maintained in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date the Company (i) has maintained in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the

Company required under the Exchange Act with respect to such reports; and (ii) based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that have not been remediated and are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, there have been no material complaints from or to a Governmental Entity regarding accounting, internal accounting controls or auditing practices of the Company or any Company Subsidiaries. Since the Applicable Date, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

(b) Neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no, and have not been any, outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act and Section 402 of the Sarbanes-Oxley Act) or director of the Company.

3.10 No Undisclosed Material Liabilities. Except for those liabilities and obligations (a) specifically disclosed or reflected and adequately reserved against or provided for in the Company Financial Statements filed as of June 25, 2025, (b) incurred in the ordinary course of business consistent with past practice since June 25, 2025 (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation, or that relates to any Proceeding), (c) for Taxes, (d) incurred in accordance with this Agreement or in connection with any transaction contemplated by this Agreement, or (e) that otherwise have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise.

3.11 Absence of Certain Changes or Events.

(a) Since June 25, 2025 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since June 25, 2025 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since June 25, 2025 through the date of this Agreement, except as contemplated by this Agreement, the Company and the Company Subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all material Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Benefit Plan: (i) the plan document of such Benefit Plan (or, if not reduced to writing, a written summary of all material plan terms), including all amendments thereto, and all trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, (v) copies of Forms 1094-C and sample Forms 1095-C filed by the Company or any Company Subsidiary for the six (6) most recently completed calendar years, (vi) the most recent determination or opinion letter from the IRS (if applicable) for such Benefit Plan, and (vii) all material or non-routine correspondence with the IRS, U.S. Department of Labor or other Governmental Entity relating to such Benefit Plan.

(c) (i) Each Benefit Plan has been maintained, operated, registered and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) no Benefit Plan other than the post-termination employer subsidy continuation set forth in the Executive Severance Plan, the Key Employee Severance Plan, and the IU/OU Management/Support Severance Plan, provides medical, life insurance or other welfare benefits with respect to Company Service Providers beyond their retirement or other termination of service, other than coverage mandated by applicable Law at the participant’s sole expense, (iv) all contributions or other amounts payable by the Company or the Company Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (v) none of the Company, any of the Company Subsidiaries, any Company Service Provider or any Benefit Plan that is subject to ERISA, or any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), and (vi) there are no pending or, to the Knowledge of the Company, threatened complaints, lawsuits or claims (other than individual claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto, or against any fiduciary of any Benefit Plan. None of the Company, any Company Subsidiary or any ERISA Affiliate, has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) or has otherwise had any direct or indirect liability with respect to, (x) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any Multiemployer Plan) or (y) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA. None of the Company, any Company Subsidiary or any ERISA Affiliate has, within the six (6) year period prior to the date of this Agreement, incurred any direct or indirect liability under Title IV of ERISA, and is not reasonably expected to incur any such liability.

(d) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code.

(e) Except as set forth in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Company Service Provider to severance, change of control or other pay or benefits, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Company Service Provider, or increase the amount payable, pursuant to any Benefit Plan, (iii) result in any forgiveness of Indebtedness of any Company Service Provider, or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code to any Person. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any Company Service Provider for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

3.13 Labor Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries currently comply, and since the Applicable Date have complied, with all applicable Laws respecting labor, employment, immigration, and employment practices in connection with Company Service Providers, including all Laws respecting terms and conditions of employment, hiring, promotion, termination, workers’ compensation, health and occupational safety, non-discrimination, harassment, child labor, privacy, disability rights or benefits, equal opportunity, pay equity, employee leave issues, worker classification, exempt and non-exempt classification, unemployment insurance, wages and hours, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar applicable Laws (the “WARN Act”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Service Providers have been properly classified under applicable Law since the Applicable Date as employees or independent contractors and as exempt or non-exempt from minimum wage and overtime requirements (in each case, within the meaning of or pursuant to the Fair Labor Standards Act and similar applicable Laws).

(b) Since the Applicable Date, no Proceeding by or on behalf of any current or former Company Service Provider or applicant has been brought or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to Laws respecting employment. The Company and each Company Subsidiary maintain, for each employee, a Form I-9 in compliance with all applicable Laws and, since the Applicable Date, there have been no material immigration-related audits, investigations or other Proceedings against the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary is a party to or bound by any Collective Bargaining Agreement, and no Collective Bargaining Agreement is currently being negotiated by the Company or any Company Subsidiary. No Labor Union represents or, to the Knowledge of the Company, purports to represent any employee of the Company or any Company Subsidiary with respect to their employment with the Company or any Company Subsidiary; no Labor Union or group of employees of the Company or any Company Subsidiary has made a pending written demand for recognition or certification; and during the past three (3) years, no Labor Union organizing activity or petition or demand for recognition by or on behalf of any Labor Union or group of employees has occurred or, to the Knowledge of the Company, been threatened against the Company or any of Company Subsidiary. During the past three (3) years, there has been no pending, or to the Knowledge of the Company, threatened hand-billing, picketing, work stoppage, lock-out, slowdown or labor strike, unfair labor practice charge, material labor arbitration or grievance or other similar material labor-related activity against or affecting the Company or any Company Subsidiary.

(d) No notice, consent or consultation obligations with respect to any Company Service Provider, or any Labor Union representing employees of the Company or any Company Subsidiary, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) No current executive of the Company or any Company Subsidiary (i) has given written notice of termination of employment or otherwise disclosed in writing plans to, or, to the Knowledge of the Company, has a present intention to, terminate employment with the Company or any Company Subsidiary prior to the one (1)-year anniversary of the Closing Date, or (ii) has been the subject of any written allegation of sexual harassment or sexual misconduct during the past three (3) years. No executive of the Company or any Company Subsidiary is employed under a non-immigrant work visa or other work authorization that is limited in duration.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of each Contract (other than any (x) Company Real Property Lease or (y) except with respect to Section 3.14(a)(xiii), Benefit Plan) that is in effect and to which the Company or any Company Subsidiary is a party or which binds their respective properties or assets, and that falls within any of the following categories:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract for the acquisition, disposition or development of real property (including options to purchase land) in the past four (4) years;

(iii) any settlement, conciliation or similar Contract (A) (1) with any Governmental Entity that has continuing obligations as of the date of this Agreement or (2) that was entered into in the twelve (12) months prior to the date of this Agreement, (B) that requires the Company or any of the Company Subsidiaries to pay any monetary consideration of more than two hundred fifty thousand dollars ($250,000) after the date of this Agreement or (C) provides for equitable relief that is material to the Company and the Company Subsidiaries, taken as a whole, or that would otherwise limit in any material respect the operation of the Company or any Company Subsidiary as currently operated;

(iv) any joint venture, partnership, or strategic alliance Contract with a Third Party member in which the Company or any Company Subsidiary owns an Equity Interest;

(v) any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction and (1) contains representations, covenants, indemnities or other obligations that remain in effect (excluding any transactions solely among the Company and any wholly owned Company Subsidiary) and that are material to the business of the Company and the Company Subsidiaries, or (2) pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other similar contingent payment obligations following the date hereof, (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of a portion of the assets (other than goods, products or services in the ordinary course of business) or Equity Interests of any Person or (C) that gives any Person the right after the date of this Agreement to acquire any assets of the Company or the Company Subsidiaries (excluding ordinary course purchases of the Company’s goods or products);

(vi) any Contract that (A) contains any covenant limiting in any material respect the ability of the Company or any of its Affiliates to engage in any line of business or compete with any Person, or in any geographic area (other than such restrictions set forth in Franchise Agreements entered into in the ordinary course of business), (B) authorizes any person to grant others the right to license any Mark or other Intellectual Property owned by the Company or any of its Affiliates in any geographic area (excluding intercompany trademark license agreements, trademark license grants in Franchise Agreements, and Incidental Outbound Licenses), (C) prohibits or limits the right of the Company or any of its Affiliates to use, transfer, license, distribute or enforce any of their respective Intellectual Property, other than Incidental Outbound Licenses, (D) requires the Company or any of its Affiliates to conduct any business on a “most favored nations” basis with any third party or requires the Company or any of its Affiliates to fulfill a third party’s “requirements”, (E) provides for a right of “exclusivity”, area of protection or any similar requirement in favor of any third party with respect to any business or geographic region (other than exclusive territories granted in the ordinary course in connection with a Franchise), (F) grants any right of first refusal or right of first offer in favor of any third Person or that limits the ability of the Company, any Company Subsidiary or any of their Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or material assets, or (G) would require the disposition of any material assets or line of business of the Company or any of its Affiliates;

(vii) any Contract (other than any Franchise Agreement) that requires the Company or any Company Subsidiary, directly or indirectly, to make or evidences any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any Company Subsidiary) in any such case in excess of one million dollars ($1,000,000);

(viii) any Contract that is a Collective Bargaining Agreement;

(ix) any Contract that obligates the Company or any Company Subsidiary to make any capital expenditure in excess of two million five hundred thousand dollars ($2,500,000) in the aggregate;

(x) any Contract (A) relating to Indebtedness of the Company or any Company Subsidiary in an outstanding principal amount in excess of two million five hundred thousand dollars ($2,500,000), other than (x) surety bonds issued in the ordinary course of business, or (y) any such Contract solely between the Company or any Company Subsidiary, on the one hand, and any other Company Subsidiary, on the other hand, or (B) relating to any Lien (other than any Permitted Lien) on any property or assets of the Company or any Company Subsidiary;

(xi) any Contract (A) pursuant to which the Company or any Company Subsidiary receives a license to use any Intellectual Property (other than Incidental Inbound Licenses), (B) pursuant to which the Company or any Company Subsidiary grants to a Third Party a license to use any Company Intellectual Property (other than Incidental Outbound Licenses and license grants in Franchise Agreements), or (C) pursuant to which the Company or a Company Subsidiary is restricted from using, registering, or enforcing the Company Intellectual Property in any material respect (including settlement agreements, co-existence agreements, and consent agreements);

(xii) each Contract for the lease of personal property involving payments in excess of two hundred fifty thousand dollars ($250,000) in any calendar year that are not terminable without penalty or other liability to the Company and the Company Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(xiii) all employment, independent contractor, consulting, severance or similar agreements with service providers that are individuals under which the Company or any Company Subsidiary is or could become obligated to provide annual compensation or payments in excess of two hundred fifty thousand dollars ($250,000) and which cannot be terminated by the Company or any Company Subsidiary without the payment or provision of severance compensation or benefits or advance notice;

(xiv) any Contract (other than a Franchise Agreement) with any Person which is reasonably expected to result in payment by or to the Company or a Company Subsidiary of more than twelve million five hundred thousand dollars ($12,500,000) in annual payments for the year ended December 31, 2025, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less and other than any Contract or purchase order entered into in the ordinary course of business;

(xv) any Contract that contains a standstill or similar provision remaining in effect pursuant to which the Company or any Company Subsidiary has agreed not to acquire securities or material assets of another Person;

(xvi) each material Contract to which any Principal Supplier is a party (excluding purchase orders in the ordinary course of business) that has a term of more than ninety (90) days and that may not be canceled by the Company or any of the Company Subsidiaries without material penalty or other material liability to the Company or any of the Company Subsidiaries, upon notice of ninety (90) days or less; and

(xvii) any Contract that would reasonably be expected to prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract, together with all amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract, in effect as of the date hereof have been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary (A) has, or has sent or received written notice that any other party to any Company Material Contract has, violated or breached, or committed any default under, any Company Material Contract (with or without notice or lapse of time or both) or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has not occurred any event giving to others any right of termination, amendment, cancellation or acceleration of (with or without notice or lapse of time or both) any Company Material Contract, (iii) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions), and (iv) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in breach or default under any Company Material Contract.

3.15 Litigation. As of the date of this Agreement, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

3.16 Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and since the Applicable Date has been in compliance with applicable Environmental Laws; (b) the Company and the Company Subsidiaries maintain all Environmental Permits required for the operations of the Company and the Company Subsidiaries, respectively, as those operations are conducted as of the of the date of this Agreement and no Proceeding is pending or, to the Company’s Knowledge, threatened, the effect of which reasonably could be expected to suspend, materially modify or terminate any such Environmental Permit; (c) neither the Company nor any Company Subsidiary has received any written notice in the last six (6) years and no Proceeding is pending or, to the Knowledge of the Company, threatened, in any case that alleges that the Company or such Company Subsidiary is in violation of, or has liability under, any Environmental Law, the subject matter of which is unresolved; (d) neither the Company nor any Company Subsidiary has entered into or is subject to any consent decree, administrative Order, judgment, decree or judicial Order requiring compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; (e) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other Person, has released any Hazardous Substances on, into or from the Company Owned Real Property, the Company Leased Real Property, or any other real property formerly owned, leased or operated by the Company or any Company Subsidiary when the Company or Company Subsidiary owned, leased or operated such property, in a manner or to a degree that has or would reasonably be expected to result in liability or investigatory or remedial obligations for the Company or a Company Subsidiary under Environmental Law; (f) the Company and the Company Subsidiaries are not obligated by contract to indemnify any Person with respect to any such Person’s liability arising under Environmental Law; and (g) the Company has made available to Parent copies of all non-privileged written environmental reports, audits, assessments and investigations relating to the release of Hazardous Substances at any of the Company Owned Real Property or Company Leased Real Property, or to the compliance of the Company or any Company Subsidiary with Environmental Law.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, a complete and accurate list of the Registered Intellectual Property (including name, owner, and registration or application number and jurisdiction, as applicable). The Company and the Company Subsidiaries exclusively own the Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens). All necessary registration, maintenance and renewal fees due by the Closing Date have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the material Registered Intellectual Property. All Registered Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable.

(b) The Company or a Company Subsidiary validly and exclusively owns the Company Intellectual Property and has a valid right to use all Intellectual Property used in or held for use in their operations, free and clear of all Liens (other than Permitted Liens), and such rights will continue immediately after the Closing to the same extent in all material respects as prior to the Closing. The Company and the Company Subsidiaries take and have taken commercially reasonable measures to maintain and protect the secrecy and confidentiality of the confidential Company Intellectual Property and any other trade secrets that are disclosed to, owned or possessed by the Company or the Company Subsidiaries. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all current and former employees and contractors that have access to any trade secrets or confidential information of the Company or the Company Subsidiaries are bound by a duty of confidentiality restricting the further disclosure thereof. To the Knowledge of the Company, there has been no unauthorized disclosure, access or use of any confidential information or trade secrets of the Company or the Company Subsidiaries. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all current and former employees and contractors of the Company or the Company Subsidiaries that developed or contributed to any Intellectual Property within the scope of their duties or otherwise on behalf of the Company or the Company Subsidiaries have executed valid and enforceable Contracts that assign to the Company or the Company Subsidiaries all of such Person’s respective rights in all such Intellectual Property (unless title to such Intellectual Property automatically vests in the Company or a Company Subsidiary by operation of Law).

(c) The Company and the Company Subsidiaries (i) lawfully own, lease or license all IT Assets and the IT Assets are reasonably sufficient for the needs of the Company and the Company Subsidiaries, as applicable, and (ii) will continue to have such rights immediately after the Closing to the same extent in all material respects as prior to the Closing. In the past three (3) years, there has been no failure, breakdown, breach, outage, unavailability or other substandard performance of any IT Assets which has caused a material disruption to the business. The Company Software and, to the Knowledge of the Company, the other IT Assets do not contain and have not contained any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or similar harmful code that is designed to disrupt, disable or otherwise impair the functionality of any IT Assets or enable or assist any Person to access without authorization any IT Assets. The Company and the Company Subsidiaries are not in material breach of any Contracts relating to the IT Assets.

(d) The Company and the Company Subsidiaries have not licensed or provided any third Person, or otherwise permitted any third Person the rights to access or use (whether contingent or otherwise), any source code of any of the Company Software. The Company or the Company Subsidiaries possess full and complete source and object code versions of all such Software. The Company and the Company Subsidiaries have not used any third-party Software or components in the development of the Company Software that would obligate the Company or the Company Subsidiaries to disclose, distribute, license or otherwise make available any Company Software in source code form, limit the Company or the Company Subsidiaries’ freedom to seek full compensation for the Company Software, or allow a Third Party to decompile, disassemble or otherwise reverse engineer any Company Software.

(e) Neither the operation of the business of the Company or the Company Subsidiaries, nor the use of any Company Intellectual Property, infringes, misappropriates or otherwise violates, or since the Applicable Date has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person. Since the Applicable Date, (i) no Proceedings are or have been pending against the Company or any Company Subsidiary, and (ii) no claims are or have been threatened in writing, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, in each case, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person or otherwise challenging the validity, enforceability, ownership or use of any of the Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, or since the Applicable Date has infringed, misappropriated or otherwise violated any Company Intellectual Property. Neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any claim or Proceeding against any Person, or provided any Person with any notice in writing, with respect to the foregoing in this Section 3.17(e)(ii).

(f) Since the Applicable Date, (x) the Company and the Company Subsidiaries maintained policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable, and (y) have maintained a written information security program comprising reasonable administrative, physical, and technical safeguards, designed to protect Personal Information stored in, or Processed by, the Company’s and the Company Subsidiaries’ computer systems or other IT Assets, or under their possession, custody or control from unlawful or unauthorized use by any Third Party. The Company and the Company Subsidiaries are, and since the Applicable Date, have been, in material compliance with all such policies, Contracts and Laws pertaining to data privacy and data security of Personal Information (the “Privacy Requirements”), and neither the Company nor any Company Subsidiary has received a written complaint from any Governmental Entity or any other Third Party regarding its Processing of Personal Information that is pending or unresolved and there are no facts or circumstances that would give rise to any such complaints. The Company and the Company Subsidiaries have not actually experienced, reasonably suspected, or been accused in writing of any Security Breach or material violation of any security policy regarding any data. The Company and the Company Subsidiaries have provided materially accurate and complete disclosures with respect to their published privacy policies, cookie notices, and published data security practices, including providing any type of notice and obtaining any type of consent required by applicable Laws, and such disclosures have not contained any material omissions. The Company and the Company Subsidiaries have required all Third Parties Processing Personal Information on their behalf to comply with applicable privacy and security Laws, implement reasonable security measures, and promptly notify the Company of any Security Breaches.

(g) To the extent applicable, the Company and the Company Subsidiaries Process payment card data in compliance in all material respects with the Payment Association Rules and Laws regarding the security of payment card data, and the Company and the Company Subsidiaries have not received any written notice from any payment brand or other payment association, whether directed to the Company and the Company Subsidiaries or their payment processor or acquiring bank, alleging non-compliance with the Payment Association Rules.

(h) The Company and the Company Subsidiaries own, or are licensed to use, or otherwise possess valid and enforceable rights to use, and have obtained all consents pursuant to Privacy Requirements, to use all Training Data utilized in the development of any AI Technology used in the business. The Company and the Company Subsidiaries will continue to own, license, or have the right to use such Training Data immediately following Closing to the same extent as prior to Closing. The Company and the Company Subsidiaries have not (i) Processed Personal Information for the purpose of development or training of any AI Technology; (ii) made or authorized any untrue or misleading statements to its customers, users or other Persons regarding its use of AI Technologies; or (iii) failed to adequately disclose its use of AI Technologies where required by any Privacy Requirements. The Company and the Company Subsidiaries maintain or adhere to, and require all current employees (as well as contractors and consultants as applicable) involved in the development of any AI Technologies utilized in the business to maintain and adhere to, current and generally adopted industry standard policies and procedures relating to the use of AI Technologies.

3.18 Tax Matters.

(a) All material Tax Returns that are required to be filed by the Company or any of the Company Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b) Each of the Company and the Company Subsidiaries has timely paid in the manner required by applicable Law all material amounts of Taxes required to be paid by it (whether or not shown as due on Tax Returns).

(c) There is not pending or, to the Knowledge of the Company or any of the Company Subsidiaries, threatened in writing, any audit, examination, investigation or other proceeding with respect to a material amount of Taxes or a material Tax Return of the Company or any of the Company Subsidiaries. No taxing authority has asserted in writing any deficiency, claim or proposed adjustment with respect to Taxes of the Company or any of the Company Subsidiaries, which deficiency, claim or proposed adjustment has not been satisfied by payment, fully settled or withdrawn.

(d) Neither the Company nor any of the Company Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired (other than automatic extensions of time in which to file Tax Returns obtained in the ordinary course of business).

(e) Each of the Company and the Company Subsidiaries has withheld and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each of the Company and the Companies Subsidiaries has complied in all material respects with all related reporting and recordkeeping requirements.

(f) Neither the Company nor any of the Company Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2)-year period ending on the date of this Agreement.

(h) Neither the Company nor any of the Company Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes and other than any agreement solely between or among any of the Company and the Company Subsidiaries), or (B) has any material liability for the Taxes of any other Person, other than the Company and the Company Subsidiaries, by operation of Law, including pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(i) There are no Liens for material Taxes (other than Permitted Liens) upon the assets of the Company or any of the Company Subsidiaries.

(j) No written claim has been made since the Applicable Date by a Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns or pay Taxes that the Company or any of the Company Subsidiaries is or may become subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved or withdrawn.

(k) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or use of an improper accounting method in any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Section 481 of the Code (or any analogous or similar provision of U.S. state, or local or non-U.S. Tax Law), (B) installment sale or open transaction disposition made prior to the Closing, (C) prepaid or deposit amount received, or deferred revenue accrued, outside the ordinary course of business prior to the Closing, or (D) “closing agreement”, as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) entered into prior to the Closing.

(l) Neither the Company nor any of the Company Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, a country other than the country in which it is organized.

(m) Neither the Company nor any of the Company Subsidiaries has any outstanding obligation for any deferred payroll Taxes or claimed any Tax benefit or credit pursuant to the CARES Act.

(n) Neither the Company nor any of the Company Subsidiaries is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code within the five (5)-year period ending on the date of this Agreement and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2 of the Treasury Regulations.

(o) The U.S. federal income tax classifications of the Company and each of the Company Subsidiaries are set forth in Section 3.18(o) of the Company Disclosure Schedule.

3.19 Real Property; Title to Assets.

(a) The Company or a Company Subsidiary has good and valid fee title to the real property currently owned by the Company or any Company Subsidiary (the “Company Owned Real Property”) and such Company Owned Real Property is free and clear of all Liens other than Permitted Liens. A true and complete list of such Company Owned Real Property is set forth on Schedule 3.19(a) of the Company Disclosure Schedules with an annotation indicating which Company Owned Real Property is (x) operated by the Company or (y) operated by a Franchisee. Neither the Company nor any Company Subsidiary has granted any options to purchase or rights of first refusal for the Company Owned Real Property, or any portion thereof or interest directly or indirectly therein, that remain outstanding. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice that any Company Owned Real Property is in material violation of applicable Law.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a true and complete list of each lease, sublease or agreement, together with any amendments, modifications, renewals and guarantees and similar documentation with respect thereof or thereto (each, a “Company Real Property Lease”), under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property owned by any Person other than the Company or any Company Subsidiary at which operations of the Company and the Company Subsidiaries are conducted (the “Company Leased Real Property”). Each Company Real Property Lease is valid, binding and in full force and effect, enforceable in accordance with its terms subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in material breach or default under any Company Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default or breach by the Company, any Company Subsidiary or any counterparty under any Company Real Property Lease, and neither the Company nor any of the Company Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Real Property Lease, in each case, other than such items, if any, that have been cured; and (iii) the Company or the applicable Company Subsidiary has a good and valid leasehold interest, subject to the terms of the Company Real Property Lease applicable thereto, in each parcel of Company Leased Real Property free and clear of all Liens, except Permitted Liens. Each Company Real Property Lease made available to Parent by the Company is true, correct and complete in all material respects.

(c) None of the Company Owned Real Property or Company Leased Real Property is currently licensed, leased or subleased to any other Person, nor does any other Person have the right to use or occupy any of the Company Owned Real Property or Company Leased Real Property (other than pursuant to recorded easements or other documents of record that grant access rights to third parties, to the extent the same constitute Permitted Liens).

(d) Except as has not had, and would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened condemnation, eminent domain, requisition, taking or similar Proceeding by any Governmental Entity with respect to any Company Leased Real Property or Company Owned Real Property, or negotiations for the purchase of any Company Leased Real Property or Company Owned Real Property in lieu of condemnation, and, to the Knowledge of the Company, no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.

(e) To the Knowledge of the Company, the Company Owned Real Property and Company Leased Real Property are in sufficiently good condition and repair (normal maintenance, wear and tear excepted), and are sufficient for the operation of the business of the Company as conducted as of the date hereof.

(f) Solely with respect to the Company Owned Real Property located at that real property commonly known as 203 E. Main Street, Spartanburg, South Carolina (the “Tower Company Owned Real Property”), (i) there is no, and neither the Company nor any Company Subsidiary has received any written notice of any, material default or amounts due or payable by the Company or any of the Company Subsidiaries under any restrictive covenants, conditions, restrictions, easements or other Lien (whether or not having been recorded in the applicable public records) affecting the Tower Company Owned Real Property and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default by the Company or a Company Subsidiary under any such restrictive covenants, conditions, restrictions, easements or other Lien, (ii) the Tower Company Owned Real Property is in material compliance with all applicable Laws, including without limitation, setback requirements, zoning restrictions and state and local ordinances applicable to the Tower Company Owned Real Property, and neither the Company nor any Company Subsidiary has received any notice that the Tower Company Owned Real Property is in material violation of applicable Law and (iii) none of the improvements on the Tower Company Owned Real Property encroaches, in any material respect, upon the real property of any other Person or on any easement or right of way affecting the Tower Company Owned Real Property. The Tower Company Owned Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the Tower Company Owned Real Property, in each case, to the extent necessary for the conduct of the business. And there has not occurred any material casualty or damage to the Tower Company Owned Real Property that has not been fully and completely restored.

(g) The Tower Company Owned Real Property is supplied with utilities and other services reasonably necessary for the operation of the business of the Company as currently conducted at the Tower Company Owned Real Property, and no fact or condition exists that would result in the termination or impairment of the furnishing of service to any of the Tower Company Owned Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. The Tower Company Owned Real Property and all improvements thereon, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use.

3.20 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies of insurance with reputable carriers covering the Company, the Company Subsidiaries and their respective employees, properties or assets (collectively, “Insurance Policies”) in an amount that is adequate for the operation of the Company’s and the Company Subsidiaries’ businesses and contain terms and conditions and are in such amounts as are reasonable and customary for Persons engaged in similar businesses and subject to the same or similar perils or hazards. The Insurance Policies are in full force and effect and all premiums due with respect thereto have been timely paid. Neither the Company nor any Company Subsidiary (a) is in breach or default of any of the Insurance Policies, or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and in force, except in each case, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Opinion of Financial Advisor. Truist Securities, Inc. rendered to the Company Board an oral opinion, which will be confirmed by a written opinion, to the effect that, as of the date of such opinion and based on and subject to the various qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Shares are fair, from a financial point of view, to such holders. The oral opinion has not been amended or rescinded as of the date of this Agreement. A signed, correct and complete copy of such written opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company.

3.22 Brokers. Except for the Company’s obligations to Truist Securities, Inc., no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of the Company’s engagement letter with Truist Securities, Inc.

3.23 State Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.9, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement or the transactions contemplated hereby, including the Merger.

3.24 Affiliate Transactions. There have not been since the Applicable Date any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed (if proposed but not having been consummated or executed, if consummated or executed), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

3.25 Suppliers. Section 3.25 of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects of (a) the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2024 (each, a “Principal Supplier”) and (b) with respect to each Principal Supplier, the aggregate amounts paid to each such Principal Supplier for the fiscal year ended December 31, 2024. As of the date of this Agreement, the Company has not received any written notice from any Principal Supplier indicating that any such Person is ceasing or intends to cease dealing with the Company or any Company Subsidiary.

3.26 Corrupt Practices; Sanctions. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, in the course of operating the business of the Company and the Company Subsidiaries:

(a) In the past five (5) years, neither the Company, the Company Subsidiaries, nor, any director, officer, manager, employee, or, the Knowledge of the Company, agent acting for or on behalf of the Company or any of the Company Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) directly or indirectly offered, promised, given or authorized any payment or anything else of value to foreign or domestic government officials or employees in violation of applicable Anti-Corruption Laws; or (iv) otherwise violated any applicable Anti-Corruption Laws. The Company and the Company Subsidiaries have since the Applicable Date maintained accurate books and records and a system of internal controls in each case as required by applicable Anti-Corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(b) Since April 24, 2019, neither the Company, the Company Subsidiaries, nor any director, officer, manager, employee, or, to the Knowledge of the Company, agent acting for or on behalf of the Company or any of the Company Subsidiaries (i) has been nor is a Sanctioned Person, or (ii) has transacted business with or for the benefit of any Sanctioned Person or violated applicable Sanctions.

(c) In the past five (5) years, neither the Company nor the Company Subsidiaries has (i) been fined or penalized, (ii) received any notice from a Governmental Entity concerning any actual or possible violation with respect to the Company or any of the Company Subsidiaries, or (iii) received any other allegation or report or conducted any internal investigation, in each case with respect to any applicable Sanctions or Anti-Corruption Laws.

3.27 Franchise Matters.

(a) Section 3.27(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Franchisee that operates ten (10) or more franchised restaurants (each, a “Specified Franchisee”), the address of such restaurant and whether such restaurant constitutes a Company Owned Real Property or Company Leased Real Property. Section 3.27(a)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all currently effective area development agreements and master franchise agreements in which the Company or any Company Subsidiary grants to a Specified Franchisee a right of exclusivity, right of first offer or right of first refusal with respect to any business or geographic region (all such agreements, collectively, the “Specified Franchise Agreements”).

(b) The Company has made available to Parent true and correct copies of each Franchise Agreement in effect as of the date hereof. Each Franchise Agreement is valid and binding on the Company and/or any Company Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Company and each Company Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Franchise Agreement. There is no material breach or default under any Franchise Agreement by the Company or any Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material breach or default on the part of the Company or any Company Subsidiaries or, to the Knowledge of the Company, any other party under any Franchise Agreement, nor has the Company or any Company Subsidiaries received any written notice of any such default, event or condition. Since the Applicable Date and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has, by express written agreement, waived or agreed to abstain from enforcing any rights or benefits under a Franchise Agreement, and (ii) neither the Company nor any Company Subsidiary has received written notice of the Company or any Company Subsidiary’s material breach of or received written notice from a Franchisee of its intent to terminate any Franchise Agreement (except where the Company or a Company Subsidiary has entered into a “Mutual Termination Agreement” or similar written agreement with respect to terminating such Franchise Agreement).

(c) Section 3.27(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all FDDs that the Company or any of the Company Subsidiaries have issued for the purpose of offering or selling Franchises at any time since the Applicable Date (the “Issued FDDs”) other than modified versions of the Issued FDDs that address state-specific comment letters or corrected immaterial typographical or grammatical errors, in each case, that are substantially similar in all material respects to the Issued FDDs. The Company has made available to Parent true and complete copies of each FDD that the Company or any Company Subsidiaries has used to offer or sell Franchises at any time since the Applicable Date. All FDDs that the Company or any of its Subsidiaries has used to offer or sell Franchises at any time since the Applicable Date have contained substantially all information required by the FTC Rule and other Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in material compliance with the Franchise Laws. Since the Applicable Date, the Company and the Company Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Entity made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Company nor any of the Company Subsidiaries is subject to any currently effective Order with respect to the offer or sale of Franchises in any jurisdiction except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) All funds administered by or paid to the Company or any of the Company Subsidiaries by or on behalf of one or more Franchisees at any time since the Applicable Date, including funds that Franchisees contributed for advertising and promotion and rebates (“Advertising Funds”) and other payments made by suppliers and other third parties on account of

Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the applicable Franchise Agreements, applicable Franchise Laws and any other Contract to which the Company or any of the Company Subsidiaries is a party. Since the Applicable Date, neither the Company nor any of the Company Subsidiaries has (i) expended Advertising Funds primarily for the promotion, marketing or sale of new Franchises or (ii) except in those jurisdictions set forth on Section 3.27(e) of the Company Disclosure Schedule, offered, sold or granted a Franchise to be operated outside of the United States.

(f) Either the FDD or Section 3.27(f) of the Company Disclosure Schedule contains a summary of all material franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Proceedings which are pending or, to the Knowledge of the Company, threatened (i) from any Franchisee or association purporting to represent a group of Franchisees, or (ii) from any other Franchisee except where such Proceeding (as it relates to (i) and (ii)), either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) Section 3.27(g) of the Company Disclosure Schedule identifies by jurisdiction and effective date all effective registrations or exemptions that are effective as of the date of this Agreement under Franchise Laws that are applicable to the Company and the Company Subsidiaries.

(h) As of the date of this Agreement and since the Applicable Date (i) no Person has provided the Company or any Company Subsidiary or, to the Knowledge of the Company, any Franchisee, with written notice alleging that the Company or any of the Company Subsidiaries is a joint or co-employer of or has any liability whatsoever with respect to any employees of any Franchisee, and no written determination (preliminary or otherwise) has been made by any Governmental Entity that the Company or any of the Company Subsidiaries is a joint or co-employer or has any liability whatsoever with respect to any employees of any other third-party employer, including employees of Franchisees, (ii) neither the Company nor any Company Subsidiary has directly established or directed the establishment of terms and conditions of employment for the employees of any Franchisee, and (iii) neither the Company nor any Company Subsidiary has directly dictated or controlled hiring, firing or the imposition of discipline for the employees of any Franchisee, in each case other than setting brand standards as specified in the FDDs. To the Knowledge of the Company, no Franchisee is a party to or bound by any Collective Bargaining Agreement with respect to any employees of a Franchisee and no Labor Union organizing activity or petition or demand for recognition by or on behalf of any Labor Union or group of employees is pending or threatened against any Franchisee.

3.28 Quality and Safety of Food and Beverage Products. Since the Applicable Date, (a) there have been no recalls of any food or beverage product sold by the Company or any Company Subsidiary, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or a Company Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary has been adulterated, misbranded, mispackaged or mislabeled in violation of applicable Law, or was unfit for human consumption when consumed in the intended manner, except as (a) and (b), either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to Parent and Merger Sub or any of their directors, officers, employees, Affiliates, agents or other Representatives in connection with the transactions contemplated hereby. The Company (on its own behalf and on behalf of its Affiliates and each of its Representatives) acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 of this Agreement, (a) neither Parent nor Merger Sub, nor any of their respective Affiliates or Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, the other matters contemplated by this Agreement and the entry into this Agreement by the parties hereto, and none of the Company, its Affiliates and its respective Representatives are relying on or has relied on any representation or warranty of Parent, Merger Sub, or any of their respective Subsidiaries, Representatives or Affiliates except for those expressly set forth in Article 4 of this Agreement, (b) no Person has been authorized by Parent, Merger Sub or any of their respective Subsidiaries, Representatives or Affiliates to make any representation or warranty relating to such entities or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided, addressed or otherwise made available to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties of Parent, Merger Sub, or any of their respective Subsidiaries, Representatives or Affiliates (and no such representation or warranty has been made or relied on with respect thereto) unless and only to the extent any such materials or information is the subject of any express representation or warranty set forth in Article 4 of this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the disclosure schedule delivered by Parent and Merger Sub to the Company to concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure in any Section or Subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Parent Disclosure Schedule to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly incorporated and validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and each has requisite corporate power and authority to carry on its business as it is now being conducted, except for such failures to be in good standing or to have such power or authority that have not had, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub are each duly qualified, registered, licensed or authorized to do business and are in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the conduct of their business requires such qualification, registration, licensing or authorization, except where the failure to be so qualified, registered, licensed or authorized has not had, individually or in the aggregate, a Parent Material Adverse Effect. Both Parent and Merger Sub are in compliance in all material respects with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents), in each case, except for violations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to execute and deliver this Agreement and, assuming the Merger is consummated in accordance with Section 251 of the DGCL, to perform (subject to the conditions contained herein) their respective obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The board of directors of Parent and the board of directors of Merger Sub each has, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and Merger Sub and their respective stockholders, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; and (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL. Assuming that the Merger is consummated in accordance with Section 251 of the DGCL, no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, will (with or without notice or lapse of time, or both) conflict with or violate any provision of the organizational or governing documents of Merger Sub or Parent in any material respect. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) (a) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective properties or assets, or (b) require any consent or approval or result in the loss of a benefit or other change in any right or obligations under, violate, conflict with, result in any breach of, or constitute a change of control or default under (or an event which with or without notice or lapse of time or both would become a default), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub or any Subsidiary of Parent pursuant to, any Contract to which Parent, Merger Sub or any Subsidiary of Parent or Merger Sub is a party or by which they or any of their respective properties or assets may be bound.

4.4 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with, or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL; (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act; (c) such filings as may be required under the rules and regulations of NASDAQ; (d) the filing with the SEC of the Proxy Statement and such other reports required in connection with the transactions pursuant to this Agreement under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder; (e) amendment filings to each of the current FDDs of the Company or any of the Company Subsidiaries with the applicable Governmental Entity in each jurisdiction in which the Company or any of the Company Subsidiaries maintains a franchise registration as required by applicable state Franchise Law; (f) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws) specified in Section 3.5(f) of the Company Disclosure Schedule; and (g) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Antitrust. As of the date of this Agreement, Parent and its Affiliates hold no assets or interests in any Person that would reasonably be expected to prevent the expiration or termination of the applicable waiting period under the HSR Act or the receipt of any required approvals or consents under any other applicable Competition Laws with respect to the transactions contemplated by this Agreement by the Outside Date.

4.6 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any Subsidiary of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendment or supplement thereto and any document incorporated or referenced therein) will, when filed with the SEC, when distributed or disseminated to the Company Stockholders, when the Company Stockholders vote on the adoption of this Agreement, or when any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were not provided by or on behalf of Parent and its Subsidiaries, including Merger Sub, in writing and specifically for inclusion in the Proxy Statement.

4.7 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or Merger Sub or any Subsidiary of Parent or Merger Sub is a party pending or, to the Knowledge of Parent or Merger Sub, as applicable, threatened that would have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any Subsidiary of Parent or Merger Sub is subject to any outstanding Order that would have, individually or in the aggregate, a Parent Material Adverse Effect.

4.8 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or Merger Sub.

4.9 Ownership of Company Capital Stock. None of Parent, Merger Sub or any other Subsidiary of Parent beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or is party to any derivative or hedging arrangement, short position, borrowing or lending of Company Shares or other Contract or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, Share price changes for, or to increase or decrease the voting power of, Parent, Merger Sub or any other Subsidiary of Parent, in each case, with respect to Company Shares. None of Parent, Merger Sub or any Subsidiary is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

4.10 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued and are wholly owned by Sparkle Holdco 2 Corp., a wholly-owned, indirect subsidiary of Parent. Merger Sub was formed solely for purposes the Merger and the transactions contemplated by this Agreement, and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub has not prior to the date hereof engaged in (and will not prior to the Effective Time engage in) any business or other activities other than those contemplated by this Agreement.

4.11 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) that the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) the compliance by the Company with its obligations hereunder, (c) all material contingent liabilities of the business of the Company and any Company Subsidiaries are disclosed herein, in the Company Disclosure Schedule or in the Company SEC Documents, (d) the accuracy in all material respects of the representations and warranties set forth in Article 3 (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations) and (e) after giving effect to the transactions contemplated by this Agreement and the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement and payment of all related fees and expenses of Parent and Merger Sub, the

Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Section 4.11, the term “Solvent” means that, as of any date of determination, (a) the amount of the present fair saleable value (measured on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount that will be required to pay the liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including probable contingent liabilities, as such liabilities become absolute and matured in the ordinary course; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital with which to carry on the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and matured in the ordinary course.

4.12 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement, neither Parent or Merger Sub is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement, the Merger, or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount nature than the Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to tender its Company Shares or vote against any Superior Company Proposal, or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Financing.

(a) As of the date of this Agreement, Parent has provided to the Company true, correct and complete copies, dated as of the date of this Agreement, of (i) the Equity Commitment Letter from the Investor, pursuant to which the Investor has committed to provide, subject only to the terms and conditions contained therein, funds equal to the Required Amount set forth therein (the “Equity Financing”), (ii) the Debt Commitment Letter from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have committed to provide, subject only to the terms and conditions therein, the amounts set forth therein (the debt financing contemplated by the Debt Commitment Letter being collectively referred to as the “Debt Financing”), together with all fee letters referenced in the Debt Commitment Letter (collectively the “Debt Fee Letter”) (it being understood that the Debt Fee Letter may be redacted solely as to fee amounts, any “market flex” provisions, discounts, pricing caps and other commercially sensitive terms that are customarily redacted, and such redactions do not relate to any terms that would reasonably be expected to adversely affect the availability of the Required Debt Amount at Closing), and (iii) the Sale/Leaseback Purchase and Sale Agreement, pursuant to which the parties to such agreement intend to consummate the Sale/Leaseback Transaction (together with the Equity Commitment Letter and the Debt Commitment Letter, the “Financing Letters”, and, the Sale/Leaseback Transaction, together with the Equity Financing and the Debt Financing, the “Financing”). As of the date of this Agreement, there are no other side letters or agreements to which Parent or any of its Subsidiaries is a party relating to the Financing that would reasonably be expected to adversely affect (A) the availability of (x) the Debt Financing contemplated by the Debt Commitment Letter to be funded at Closing and necessary (together with any cash on hand and other available financing) to fund the Required Amount at Closing (such contemplated and necessary amount of Debt Financing, the “Required Debt Amount”) or (y) the Equity Financing, other than as expressly set forth in the Financing Letters or (B) the Sale/Leaseback Transaction at Closing, other than as expressly set forth in the Sale/Leaseback Purchase and Sale Agreement. As of the date of this Agreement, each Financing Letter, in the form provided to the Company, (1) has not been amended, withdrawn, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted (other than as permitted by Section 5.16(b))) and, to the Knowledge of Parent, no such amendment, withdrawal, supplement, termination, rescission or modification is contemplated (other than as permitted by Section 5.16(b)), and (2) is a legal, valid and binding obligation of each of Parent or any of its Subsidiaries, and, to the Knowledge of Parent, the Investor, the applicable Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent or any of its Subsidiaries, and, to the Knowledge of Parent, the Investor, the applicable Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, subject, in each case, to the Enforceability Exceptions. As of the date hereof, assuming the accuracy in all material respects of the representations and warranties in Article 3, no event has occurred which would reasonably be expected to (I) result in any material breach of or constitute a material default under (or an event which with notice or lapse of time or both would result in any material breach of or constitute a material default under) or reasonably be expected to result in a failure to satisfy a condition precedent under any Financing Letter, in each case, on the part of Parent or any of its Subsidiaries or, to the Knowledge of Parent, the Investor, the applicable Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, or (II) permit any party to any Financing Letter to terminate such Financing Letter. As of the date of this Agreement, assuming the accuracy in all materials respects of the representations and warranties in Article 3 and the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied as of immediately prior to the Closing, as applicable, but subject to such conditions being able to be satisfied) or waived on or prior to the Closing, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that (subject to the satisfaction or waiver of such conditions) the Required Debt Amount will not be available to Merger Sub on or prior to the Closing Date. Each of Parent and its Subsidiaries, as applicable, has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid on or prior to the date hereof in connection with the Financing.

(b) Assuming the Financing is funded, consummated or invested in accordance with the Financing Letters, the accuracy of the representations and warranties set forth in Article 3, the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived and the Company’s compliance with Section 5.1, Parent and Merger Sub’s cash on hand plus the aggregate proceeds contemplated by the Financing Letters to be funded at Closing, taken together, will be sufficient for Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including (i) paying the aggregate Merger Consideration and any other amounts required to be paid hereunder by Parent or Merger Sub on the Closing Date in connection with the consummation of the transactions contemplated hereby; (ii) paying all related fees, costs and expenses incurred by Parent and its Subsidiaries in connection with the transactions contemplated hereby; and (iii) paying the Payoff Indebtedness (clauses (i), (ii) and (iii), collectively, the “Required Amount”).

(c) As of the date of this Agreement, each Financing Letter contains all of the conditions precedent or other contingencies to the obligations of the Investor, the Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, to make the portion of the Required Amount covered thereby available to Merger Sub on the terms and conditions set forth therein.

(d) The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of such Equity Commitment Letter, and the Company is entitled to cause Parent to enforce, directly or indirectly, such Equity Commitment Letter in accordance with its terms against the Investor.

(e) Parent and Merger Sub each acknowledge and agree that Parent and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to consummation of any financing arrangements (including the Equity Financing, the Debt Financing or the Sale/Leaseback Transaction), obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or any of its Subsidiaries.

(f) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the duly executed limited guarantee of the Investor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligations to pay the Parent Termination Fee, up to the aggregate amount specified therein (the “Limited Guarantee”). The Limited Guarantee is (a) a legal, valid and binding obligation of the Investor, (b) enforceable against the Investor in accordance with its terms, subject to the Enforceability Exceptions and (c) in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under the Limited Guarantee.

4.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, none of Parent, Merger Sub or any of their respective Representatives or Affiliates or any other Person on behalf of such Persons makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub (on their own behalf and on behalf of their respective Affiliates and each of their respective Representatives) each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 of this Agreement (as qualified by the Company Disclosure Schedule), (a) neither the Company, its Subsidiaries nor any of their respective Affiliates or Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, the other matters contemplated by this Agreement and the entry into this Agreement by the Parties hereto, and none of Parent, Merger Sub, their Affiliates and their respective Representatives are relying on or has relied on any representation or warranty of the Company or any of its Subsidiaries except for those expressly set forth in Article 3 of this Agreement; (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its

Subsidiaries or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party; and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided, addressed or otherwise made available to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company or any of its Subsidiaries (and no such representation or warranty has been made or relied on with respect thereto) unless and only to the extent any such materials or information is the subject of any express representation or warranty set forth in Article 3 of this Agreement (as qualified by the Company Disclosure Schedule).

Article 5

COVENANTS

5.1 Conduct of Business by the Company and Parent Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with, except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as required by applicable Law or as expressly required by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (1) conduct its operations in all material respects in the ordinary course of business; (2) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization; (3) use its commercially reasonable efforts to preserve its relationships with key employees, customers, suppliers, developers, contractors, vendors, licensors, licensees, distributors, lessors, creditors, Governmental Entities and others having significant business dealings with the Company or any of the Company Subsidiaries; and (4) comply in all material respects with applicable Law. Without limiting the foregoing, except (x) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (y) as required by applicable Law or (z) as expressly required by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with:

(i) amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or the comparable organizational and governance documents of any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests, other than the vesting or settlement of Company Equity Awards outstanding as of the date hereof;

(iii) except in the ordinary course of business, directly or indirectly, sell, lease, assign, transfer, exchange, swap, pledge, license, sell and leaseback, abandon, mortgage or otherwise encumber, restrict the use of, allow to expire, dispose of or subject to any Lien (other than any Permitted Lien or any Lien of the type contemplated pursuant to Section 5.1(a)(ix)), in a single transaction or a series of transactions, in whole or in part any of its properties, assets (in each case, excluding any Intellectual Property) or rights or any interest therein (in each case, other than for any sale, lease, license, sale and leaseback, abandonment, mortgage or other encumbrance or disposal that would be immaterial to the Company); provided, that the foregoing does not restrict any such transaction pursuant to requirements of Contracts of the Company or any of its Subsidiaries that are in existence of the date hereof and on the terms in effect on the date hereof that have been made available to Parent;

(iv) (A) sell, assign, abandon, convey, transfer or otherwise dispose of, encumber or impair any material Company Intellectual Property, except for non-exclusive licenses granted by the Company or any of the Company Subsidiaries to customers in the ordinary course of business, or (B) disclose any trade secret owned or held by the Company or any of the Company Subsidiaries to a Third Party, other than pursuant to a commercially reasonable confidentiality agreement in the ordinary course of business;

(v) authorize, declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary);

(vi) reclassify, combine, split, subdivide, redeem, purchase, acquire or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other Equity Interests or the Equity Interests of any Company Subsidiary, except (A) the withholding or disposition of Company Shares to satisfy withholding Tax obligations with respect to Company Equity Awards in accordance with the terms of such Company Equity Awards, (B) upon the forfeiture of outstanding Company Equity Awards, or (C) cash dividends paid to the Company or any wholly owned Company Subsidiaries by a wholly owned Company Subsidiary with regard to its capital stock or other Equity Interests;

(vii) merge or consolidate the Company or any Company Subsidiary with any Person or adopt or enter into a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(viii) acquire (including by purchase, merger, consolidation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination, acquisition of stock or assets or similar transaction) any Equity Interest in or the material assets of any Person or business, or make any loan, advance or capital contribution to, or investment in, any Person or business (other than a loan or advance to a Franchisee pursuant to a Franchise Agreement in the ordinary course of business);

(ix) (A) incur any Indebtedness or issue any debt securities, or modify in any material respect the terms of, or pre-pay, any Indebtedness or debt securities existing as of the date hereof, or assume or guarantee the obligations in respect of Indebtedness for borrowed money or debt securities of any Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (i) transactions in the ordinary course of business and consistent with past practice between the Company and any wholly owned Company Subsidiary or between wholly-owned Company Subsidiaries, (ii) letters of credit that are cash collateralized by the Company Credit Facility in an amount not to exceed five million dollars ($5,000,000) in the aggregate, surety bonds and similar instruments issued in the ordinary course of the Company’s business, including the pledging of cash or other security as may be required by the issuer in connection therewith or (iii) revolving Indebtedness incurred under the Company Credit Facility in excess of two hundred seventy million dollars ($270,000,000) in the aggregate outstanding at any time; provided, that, as of immediately prior to the Closing, the aggregate amount outstanding under the Company Credit Facility will not exceed two hundred sixty million dollars ($260,000,000); provided further, that the outstanding amounts under the Company Credit Facility shall be calculated in each case net of (1) the unrestricted cash held by the Company and (2) the estimated liquidation value of the Company’s interest rate hedges as independently determined by a qualified valuation expert, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any wholly owned Company Subsidiary in the ordinary course of business or a loan or advance to a Franchisee pursuant to a Franchise Agreement in the ordinary course of business, or (C) grant, pledge, assume or otherwise permit to exist any Lien (other than Permitted Liens) on any portion of the assets or property of the Company or any Company Subsidiary;

(x) (A) enter into any Contract (x) that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by this Agreement, (y) that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger or (z) that would have been a Company Material Contract or Company Real Property Lease if it had existed on the date hereof or a Franchise Agreement with a Specified Franchisee; or (B) materially modify or materially amend, renew, extend, cancel, terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract, Franchise Agreement with any Specified Franchisee or Company Real Property Lease, excluding (x) the extension of the term of any Company Real Property Lease or of any Franchise Agreement or (y) with respect to Franchise Agreements, (a) termination for, or modification or amendment intended primarily to address issues relating to, protecting health and safety or protecting the Company’s brand, reputation or goodwill, including in connection with commitment of a felony or similar crime, failure to comply with laws (including public health and safety requirements), imminent danger to health and safety, conduct that is harmful or reflects unfavorably upon the operation and reputation of the business, franchise systems, goodwill or brand (including harmful to the well-being of employees, customers or the public), or misuse or unauthorized use of the Company’s brand or trademarks or material impairment of the goodwill associated therewith, and (b) waiving or releasing rights or claims in connection with entering into “Mutual Termination Agreements” or similar written agreements in the ordinary course of business consistent with past practice;

(xi) other than as required pursuant to this Agreement, any Benefit Plan disclosed on Section 3.12(a) of the Company Disclosure Schedule as in effect on the date of this Agreement or as required by applicable Law, (A) increase the compensation or benefits of any Company Service Provider whose total annual cash compensation opportunity exceeds two hundred fifty thousand dollars ($250,000); (B) adopt or provide any new rights to receive, or grant or promise or commit to grant any, severance, change of control, retention or termination pay, deferred compensation or equity or equity-based awards, to any Company Service Provider, including by (x) extending or expanding eligibility to any new or additional employee or other Person as a participant under the Executive Severance Plan, the Key Employee Severance Plan or other severance plan or program of the Company or any Affiliate (other than the IU/OU Management/Support Severance Plan), (y) amending the eligibility requirements under the IU/OU Management/Support Severance Plan to increase the number or type of job titles or positions that are eligible for benefits thereunder (including by amending Section 2.4 of such plan), or (z) increasing the benefits available under the Executive Severance Plan, Key Employee Severance Plan, IU/OU Management/Support Severance Plan or other severance plan or program of the Company or any Affiliate, or taking any action to trigger eligibility for the receipt of benefits by any person under any such plan or program; (C) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or any Benefit Plan (or any plan, program, policy, agreement, scheme or arrangement that would have been a Benefit Plan if it had been in existence on the date of this Agreement), other than offer letters or consulting agreements with any employee or independent contractor whose total annual cash compensation opportunity does not exceed two hundred fifty thousand dollars ($250,000), provided that any such offer letter or consulting agreement does not include (w) severance protections (except for severance protections under the IU/OU Management/Support Severance Plan, but only to the extent that such Company Service Provider would have been eligible to participate in such plan had such offer letter or consulting agreement been entered into as of the date hereof), (x) any pre-termination notice obligations for the Company, (y) commitments to grant equity, or equity-based awards, or (z) transaction or retention payments; (D) recognize or certify any Labor Union or group of employees as the bargaining representative of any Company Service Providers; (E) effectuate any “plant closing” or “mass layoff” within the meaning of, or otherwise take any action triggering the notice requirements or any liability under, the WARN Act; (F) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, payment, exercisability or funding under any Benefit Plan; or (G) hire or terminate (other than for cause or due to death) the employment or engagement of any Company Service Provider whose total annual cash compensation opportunity exceeds (or prior to such termination, exceeded) two hundred fifty thousand dollars ($250,000);

(xii) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law including any interpretations thereof or any changes to any of the foregoing;

(xiii) other than as required by applicable Law, (A) make, revoke or change any material Tax election; (B) change or adopt any material method of Tax accounting or file any material amended Tax Return; (C) settle or compromise any claim relating to a material amount of Taxes or a material Tax refund of the Company or any Company Subsidiary; (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes; (E) surrender any right to claim a material Tax credit or refund; or (F) consent to any extension or waiver of the statute of limitations in respect of any material amount of Taxes (other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiv) waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby, which is governed by Section 5.12) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings (A) funded, subject to payment of a deductible or self-insured retention, solely by insurance coverage maintained by the Company or the Company Subsidiaries, or (B) for less than five hundred thousand dollars ($500,000) individually or two million five hundred thousand dollars ($2,500,000) in the aggregate (net of any insurance coverage maintained by the Company or the Company Subsidiaries), in each case (x) that would not grant any injunctive or equitable relief or impose any restrictions or changes on the business or operations of the Company or any Company Subsidiary, (y) without any admission of criminal act, wrongdoing or liability on the Company or Parent or any of their respective Subsidiaries and (z) that provides for a general release of claims against the Company, any Company Subsidiary as applicable, and their respective Affiliates;

(xv) make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent, other than unbudgeted capital expenditures not in excess of two million five hundred thousand dollars ($2,500,000) in the aggregate per fiscal quarter;

(xvi) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or director or officer of the Company on the other hand, or enter into any other Contract or transaction with any other Person, in each case, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xvii) make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the Company Charter or Company Bylaws or equivalent governing documents of any Company Subsidiary) to stockholders, directors, officers or employees of the Company;

(xviii) commence any new line of business in which it is not engaged on the date of this Agreement or new franchise system or discontinue any existing line of business;

(xix) make any material change to the terms of the Company’s or any of its Subsidiaries’ system-wide policies or procedures with respect to (A) Franchisee royalty or other fees and charges, or (B) Franchisee incentives or Franchisee economic assistance, in each case, other than in the ordinary course of business (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such material actions in this clause (xix));

(xx) except as required by any Contract entered into, and made available to Parent, prior to the date of this Agreement, open any restaurant in a country where the Company or any Company Subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any Company Subsidiary does not currently conduct other operations;

(xxi) fail to use commercially reasonable efforts to renew or maintain Insurance Policies maintained by the Company or any Company Subsidiary or comparable replacement policies, other than in the ordinary course of business or form any captive insurance program;

(xxii) enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan, or take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation or any similar anti-takeover provision in the Company Charter or the Company Bylaws, that applies to the Company, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(xxiii) enter into any Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities, Equity Interests or ownership interests;

(xxiv) enter into any agreement (or commitment to enter into) to consummate a sale/leaseback or similar transaction with respect to the Company Owned Real Property, except for the Sale/Leaseback Transaction, or consummate any sale/leaseback or similar transactions with respect to the Company Owned Real Property, other than the consummation of the Sale/Leaseback Transaction (which, for the avoidance of doubt, shall be consummated on the Closing Date in accordance with the Sale/Leaseback Purchase and Sale Agreement and Section 5.17); or

(xxv) authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

(b) If the Company or any of its Subsidiaries desires to take an action that would be prohibited pursuant to the foregoing Section 5.1(a) without the written consent of Parent, prior to taking such action, the Company may request such written consent by sending a written request to the representative of Parent listed on Section 5.1(b) of the Company Disclosure Schedule, and consent of such representative by email shall be sufficient.

(c) Without in any way limiting any Party’s rights or obligations under this Agreement (including this Section 5.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Preparation of Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event no later than ten (10) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC, a proxy statement, in preliminary form, relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy

Statement”), which shall include a statement to the effect that the Company Board has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting (the “Company Board Recommendation”). The Company shall use all reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall exercise reasonable best efforts to furnish all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for additional information or for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence, and a description of all oral correspondence, between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall provide Parent a reasonable opportunity to review and propose comments on the Proxy Statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholders’ Meeting as promptly as practicable after the earlier of the tenth (10th) day after the preliminary Proxy Statement is filed with the SEC (if the SEC has not informed the Company that it will review the Proxy Statement) and the date on which the SEC confirms that it has no further comments on the Proxy Statement. Unless a Company Change of Board Recommendation has been made, the Company shall include in the Proxy Statement the Company Board Recommendation.

(b) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstance under which they were made, not misleading. If at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, such Party that discovers such information shall promptly notify the other Party and the Company shall use reasonable best efforts to promptly prepare (with the assistance of Parent, if applicable) and mail to the Company Stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company further agrees to use reasonable best efforts to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated the Company Stockholders, in each case as and to the extent required by applicable Law.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all actions required under the DGCL and the certificate of incorporation and bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company Stockholders, such action so required by the DGCL to be taken promptly, and in any event, by the earlier of the tenth (10th) day after the preliminary Proxy Statement is filed with the SEC (if the SEC has not informed the Company that it will review the Proxy Statement) and the date on which the SEC confirms that it has no further comments on the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), with the record date and meeting date of the Company Stockholders’ Meeting to be selected after reasonable consultation with Parent, regardless of whether or not a Company Change of Board Recommendation has been made, and (ii) unless a Company Change of Board Recommendation has been made, use all reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the and the transactions contemplated hereby. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.

(d) Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, (i) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then on no more than one occasion (for a period of not more than thirty (30) days) without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and prior to the vote contemplated having been taken, the Company shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement, and (ii) if requested by Parent on no more than two (2) occasions, the Company shall adjourn, delay or postpone the Company Stockholders’ Meeting, if Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting; provided that the Company shall not adjourn, delay or postpone the Company Stockholders’ Meeting to a date after the date that is three (3) Business Days prior to the Outside Date. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement to the holders of the Company Shares.

5.3 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with, the Company shall, and shall cause the Company Subsidiaries to (i) provide to Parent and Merger Sub and their respective Representatives and Debt Financing Sources and the Sale/Leaseback Purchaser reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and the Company Subsidiaries, and upon reasonable prior written notice to the Company, to the officers, employees, properties, Company Permits, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (ii) use commercially reasonable efforts to furnish to Parent and Merger Sub and their respective Representatives and Debt Financing Sources and the Sale/Leaseback Purchaser, during normal business hours upon prior reasonable notice such information concerning the business, properties, Contracts, Company Permits, personnel, books and records (including Tax records), assets and liabilities of the Company and the Company Subsidiaries as Parent or Parent’s Representatives and Debt Financing Sources and the Sale/Leaseback Purchaser may reasonably request; provided that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other legal privilege of the Company or any Company Subsidiary, (B) breach, contravene or violate any effective and binding Contract to which the Company or any Company Subsidiary is a party as of the date hereof, including any binding contractual obligations of the Company or any Company Subsidiary with respect to confidentiality to any Third Party, or (C) violate any applicable Law (including Competition Laws); provided, that the Company shall use its reasonable best efforts to cause such information (or portions of such information) to be provided in a manner that would not violate the foregoing. Any access to the properties of the Company or any of its Subsidiaries or investigations conducted by Parent or Merger Sub pursuant to this Section 5.3 (1) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any Company Subsidiaries or create a reasonably likely risk of damage or destruction to any property or assets of the Company or any Company Subsidiaries, (2) shall be subject to the Company’s reasonable security measures and insurance requirements, and (3) shall not include the right to perform invasive environmental testing with respect to any property of the Company or any of the Company Subsidiaries without the Company’s prior written consent, in its sole discretion. Nothing in this Section 5.3 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions.

(b) Each of Parent and Merger Sub hereby agrees that all non-public information concerning the Company or the Company Subsidiaries provided to it or any of their Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the Non-Disclosure Agreement, dated as of April 21, 2025 between the Company and TriArtisan Capital Advisors LLC, as amended on September 15, 2025 and September 29, 2025 (as amended, the “Confidentiality Agreement”); provided that nothing contained in this Agreement shall limit, restrict or prohibit Parent, Merger Sub or their respective Affiliates and Representatives from disclosing any information to any actual or prospective Debt Financing Source or any actual or prospective equity financing sources, limited partners or co-investors in connection with any Debt Financing or Equity Financing, as applicable, so long as such recipient is under an obligation to keep such disclosed information confidential on substantially the same terms as are applicable to corresponding obligations of the financing sources, limited partners and investors who are bound by such agreements as of the date hereof.

5.4 No Solicitation by the Company.

(a) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement pursuant to, and except as otherwise expressly permitted by this Section 5.4, the Company shall not, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives (on behalf of the Company or the Company Subsidiaries, as applicable) not to, directly or indirectly, (i) initiate, solicit, induce, knowingly facilitate or knowingly encourage any inquiries, proposal, offer or request that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal or enter into, continue or otherwise participate or engage in any discussions or negotiations or provide access to its properties, books and records or any confidential information or data to, any Person with respect thereto; (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal; (iii) execute or enter into any merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement, letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement or other similar agreement or arrangement for, relating to or that would reasonably be expected to result in or lead to any Company Acquisition Proposal; or (iv) authorize any of, or commit, resolve or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and the Company’s Representatives (on behalf of the Company or the Company Subsidiaries) to, (A) promptly (and in any event within twenty-four (24) hours) cease any solicitation, discussion or negotiation with any Persons (other than Parent and its Affiliates and Representatives on its behalf) prior to the date hereof by the Company, the Company Subsidiaries or any of the Company’s Representatives with respect to any Company Acquisition Proposal, (B) promptly (and in any event within twenty-four (24) hours) instruct each Third Party that has prior to the date hereof executed a confidentiality agreement in connection with a Company Acquisition Proposal or any inquiries, proposal, offer or request that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal to return or destroy all confidential information furnished to such Third Party by or on behalf of it or any of its Subsidiaries prior to the date hereof and (C) promptly (and in any event within twenty-four (24) hours) terminate access by any Third Party to any physical or electronic data room maintained by or on behalf of the Company or the Company Subsidiaries. Notwithstanding anything to the contrary contained in this Section 5.4(a), the Company and the Company’s Representatives may (I) contact and engage in discussions with any Person that has made after the date of this Agreement a bona fide, unsolicited Company Acquisition Proposal solely in order to seek to clarify and understand the terms and conditions thereof in order to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to lead to a Superior Company Proposal, and (II) inform a Third Party that has made or is considering making a Company Acquisition Proposal of the provisions of this Section 5.4.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if, at any time following the date hereof and prior to the Effective Time, (i) the Company receives a bona fide written Company Acquisition Proposal from a Third Party, which Company Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach (other than a de minimis breach) of the obligations set forth in this Section 5.4, and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may enter into an Acceptable Confidentiality Agreement with and only thereafter (A) furnish information with respect to the Company and the Company Subsidiaries (including nonpublic information) to the Third Party making such Company Acquisition Proposal or its Representatives and (B) participate in discussions or negotiations with such Third Party making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal (subject to the notification and other requirements of Section 5.4(c)); provided that the Company will provide to Parent any nonpublic information concerning the Company or the Company Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent concurrently with or prior to the provision of such information to such other Person. Without limiting the foregoing, it is agreed that any violation of the restrictions or obligations set forth in this Section 5.4(b) by any Company Subsidiary or any Representative of the Company or any Company Subsidiary acting at the express direction of the Company, shall be a breach of this Section 5.4(b) by the Company.

(c) The Company shall promptly (and in any event within twenty-four (24) hours after receipt by the Company) notify, orally and in writing, Parent in the event that the Company receives any Company Acquisition Proposal or any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, any Company Acquisition Proposal, which notice shall include the material terms and conditions of, and the identity of the Person making (unless prohibited by a confidentiality agreement in effect as of the date of this Agreement), such proposal, offer, inquiry or request and shall include with such notice unredacted copies of such proposal, offer, inquiry or request and copies of any other documents evidencing or specifying the terms and conditions of such proposal, offer, inquiry or request or, if not in writing, a written description of the material terms and conditions of such proposal, offer, inquiry or request. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within twenty-four (24) hours) of the status, material developments and material details (including amendments or proposed amendments) of any such proposal, offer, inquiry, request or Company Acquisition Proposal (including providing copies of any written documentation material received by the Company with respect thereto), including promptly (and in any event within twenty-four (24) hours) advising Parent if the Company determines to begin providing information to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 5.4(b).

(d) Notwithstanding anything to the contrary contained in Section 5.4(a), if the Company has received a bona fide written Company Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach (other than a de minimis breach) of the obligations set forth in Section 5.4, and (iii) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisors, (A) that such Company Acquisition Proposal constitutes a Superior Company Proposal, and (B) that the failure to take the actions set forth in clauses (x) and (y) below would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company Board may at any time prior to obtaining the Company Stockholder Approval, (x) effect a Company Change of Board Recommendation with respect to such Superior Company Proposal, or (y) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Company Proposal, in either case, subject to the requirements of Section 5.4(f) and, in the case of clause (y), provided, that the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and substantially concurrently with such termination, enters into a definitive agreement with respect to such Superior Company Proposal.

(e) Notwithstanding anything to the contrary contained in Section 5.4(a), the Company Board may, at any time prior to obtaining the Company Stockholder Approval, and subject to compliance with the requirements of Section 5.4(f), effect a Company Change of Board Recommendation in response to a Company Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be excepted to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Notwithstanding anything to the contrary contained in Section 5.4(d) or Section 5.4(e), the Company shall not be entitled to effect a Company Change of Board Recommendation pursuant to Section 5.4(d) or Section 5.4(e) or terminate this Agreement pursuant to Section 5.4(d) and Section 7.1(f) unless (x) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a detailed written description of such Company Intervening Event, as applicable, and (y) during the Company Notice Period, if requested by Parent, the Company and its Representatives shall have engaged in good faith negotiations with Parent and its Representatives regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by Parent and (z) at the end of the Company Notice Period, after taking into account any proposals made by Parent to the Company amend the terms of this Agreement during the Company Notice Period the Company Board determines in good faith (I) with respect to Section 5.4(d), after consultation with its financial advisors and outside legal counsel that the Company Acquisition Proposal giving rise to the notice continues to constitute a Superior Company Proposal and (II) with respect to Section 5.4(d) and Section 5.4(e), the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that in the event of any material modification of the financial terms or any other material modifications to the terms of such Company Acquisition Proposal or any material development with respect to the Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.4(f) with respect to such new written notice, except that the Company Notice Period shall be two (2) Business Days. For the avoidance of doubt, the delivery of a notice pursuant to this Section 5.4(f) in and of itself will not constitute a Company Change of Board Recommendation or violate this Section 5.4.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, and complying with Rule 14d-9 promulgated under the Exchange Act and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure is required under applicable Law; or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, that any Company Change of Board Recommendation may only be made in accordance with Section 5.4(d) or Section 5.4(e).

(h) Notwithstanding any provision of Section 5.4 to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Company Stockholder Approval, the Company may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, solely to the extent necessary to allow for a Company Acquisition Proposal to be made to the Company Board in a confidential manner, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall provide written notice to Parent of the waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto. The Company shall not, and shall not permit any Company Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.4.

5.5 Efforts.

(a) Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (and will cause its Subsidiaries to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable; (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement; (iii) (I) obtain as promptly as practicable (A) from any Governmental Entity any and all consents, notices, licenses, permits, waivers, approvals, authorizations, Orders, registrations, rulings and clearances required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, to effect the Closing as promptly as practicable, and in any event prior to the Outside Date, and to avoid any action or proceeding by any Governmental Entity or any other Person, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (B) from any Third Party any and all consents, notices, licenses, permits, waivers, approvals, authorizations and registrations that are required to be obtained or made by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement, and in the case of this clause (B), only to the extent that Parent, Merger Sub and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made; and (II) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents necessary to obtain the consents, approvals and other deliverables set forth in clauses (A) and (B) above, and take all reasonable steps as may be necessary to obtain all such consents, approvals and other deliverables; (iv) cause the satisfaction of all conditions to the Merger set forth in Article 6, within its control; (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, nonappealable Order; (vi) seek to have lifted or rescinded any injunction or restraining Order that may adversely affect the ability of the Parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, nonappealable Order; and (vii) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due to Governmental Entities in connection therewith, with respect to this Agreement and the Merger required under any other applicable Law, provided that all filing fees to Governmental Entities related to the filings by the Parties under any Competition Laws shall be borne fifty percent (50%) by the Company and fifty percent (50%) by Parent, and (III) supply any additional information and documentary material that may be requested by any Governmental Entity. In furtherance and not in limitation of the foregoing, (x)

Parent shall, after good faith consultation with the Company, determine whether any filings under the HSR Act are required to be made in order to consummate the Merger and the other transactions contemplated by this Agreement, and shall notify the Company in writing of such determination and the reasoning supporting such determination (“HSR Filing Notice”) within fifteen (15) Business Days of the date of this Agreement; and (y) to the extent Parent determines that any filings under the HSR Act are necessary, the Parties shall as promptly as reasonably practicable thereafter make appropriate filings with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) pursuant to the HSR Act with respect to the Merger (and, in any event, within fifteen (15) Business Days after the date of the HSR Filing Notice). Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise incur or assume or agree to incur or assume any liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any Person (including any Governmental Entity) under any Contract.

(b) In furtherance and not in limitation of the provisions of Section 5.5, Parent acknowledges and agrees that its obligation to use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement includes (A) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, specific assets or categories of assets or areas of business of the Company; (B) terminating any existing relationships and contractual rights and obligations of the Company; (C) amending or terminating such existing licenses or other Intellectual Property agreements and entering into such new licenses or other Intellectual Property agreements (and, in each case, entering into agreements with the relevant Governmental Entity giving effect thereto); (D) making any behavioral commitments with respect to the Company’s assets or ability to conduct the business of the Company or its operations, divisions, businesses, or product lines or with any of its customers; and (E) entering into agreements, including with the relevant Governmental Entities, giving effect to the foregoing clauses (A) through (D); provided, however, the Company shall not take any action set forth in the foregoing clauses (A) through (E) without Parent’s prior written consent; provided, further, that notwithstanding anything in this Section 5.5 to the contrary, nothing in this Section 5.5 shall require any Party or any of their respective Subsidiaries to take, or cause to be taken, any action with respect to their respective assets, businesses or Subsidiaries (i) that is not conditioned upon the Merger, or (ii) that would reasonably be expected to have (A) a material and adverse impact on the reasonably expected benefits to Parent or Merger Sub (or their respective Affiliates) of completing the transactions contemplated hereby or (B) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 or elsewhere in this Agreement shall require Parent to take or agree to take any action with respect to any of its Affiliates (other than Merger Sub, the Company and its Subsidiaries) or any of its direct or indirect equityholders, including any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies (as such term is understood in the private equity industry) of investment funds advised or managed by one or more Affiliates of Parent or any direct or indirect equityholders of Parent.

(c) Each of Parent and the Company agrees that, between the date of this Agreement and the Effective Time, each of Parent and the Company shall not (and shall cause their respective Subsidiaries and Affiliates not to) enter into or consummate any agreements (including with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to prevent or materially delay the expiration or termination of the applicable waiting period under the HSR Act or the receipt of any required approvals or consents under any other applicable Competition Laws with respect to the transactions contemplated by this Agreement.

(d) Without limiting the generality of anything contained in this Section 5.5, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other Parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iii) promptly notify the other Parties of any substantive oral or written communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement; and (iv) promptly provide to the other Parties copies of any substantive written communications received or provided by such Party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Merger or any other transactions contemplated by this Agreement; provided that Parent and the Company may, as each reasonably and in good faith deems advisable and necessary, designate any commercially or competitively sensitive material provided to the other under this Section 5.5 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Each Party hereto will consult and cooperate with the other Parties with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to all substantive notices, submissions, or filings made by such Party with any Governmental Entity or any other substantive information supplied by such Party to, or substantive correspondence with, a Governmental Entity in connection with this Agreement or any transactions contemplated by this Agreement and will permit the other Parties, to the extent practicable, to review and discuss in advance and consider in good faith the views of the other Parties in connection with any substantive filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or other Proceeding other than the matters contemplated by Section 5.12, in connection with or related to the Merger or the other transactions contemplated hereby, each Party hereto will consult with the other Parties in advance and give the other Parties or their authorized representatives the opportunity to be present at each substantive meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Proceeding. Parent and the Company shall be mutually responsible for all substantive communications with any applicable Governmental Entity; and all strategic and timing decisions regarding the HSR Act and any other applicable Competition Laws; provided that in the event of any disagreement between the Parties, Parent (and its advisors) and the Company (and its advisors) shall seek to resolve such disagreement reasonably and in good faith, provided, further, that if the Parties cannot resolve any such disagreement, the determination of Parent shall prevail.

5.6 Merger. Following the Company Stockholder Approval, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable, in accordance with Section 251 of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Merger Sub nor the Company shall, and shall not permit and shall use reasonable best efforts to cause their respective Affiliates or Representatives not to, take any action that would render Section 251 of the DGCL inapplicable to the Merger.

5.7 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement or comment with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party and provide the other party the opportunity to review and comment before making any such public announcement; (b) with respect to any press release or other public statement by the Company to the extent expressly permitted by Section 5.4 (including to announce a Company Change of Board Recommendation in accordance with Section 5.4); (c) statements consistent in all material respects with any release, disclosure or other public statement previously made in accordance with this Section 5.7; (d) public statements regarding the transactions contemplated hereby in response to specific questions from the press, analysts, investors or those attending industry conferences; and (e) internal announcements to employees, in each case of clauses (d) and (e), to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.7, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. The initial press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

5.8 Employee Benefit Matters.

(a) For a period of one (1) year following the Closing Date (or if sooner, the applicable employment termination date), Parent shall provide, or shall cause to be provided, to each employee of the Company who is employed by the Company or the Company Subsidiaries immediately prior to the Effective Time who continues in the employ of Parent, the Surviving Corporation or any of their respective Affiliates on and after the Effective Time (each, a “Continuing Employee”): (i) a base salary or wage rate and a target short-term incentive cash compensation opportunity that, in each case, is no less favorable than that provided to the Continuing Employee immediately before the Effective Time, (ii) severance benefits and protections that are no less favorable than the severance benefits that such Continuing Employee is eligible to receive under the IU/OU Management/Support Severance Plan, the Executive Severance Plan and the Key Employee Severance Plan, as applicable, and (iii) broad-based retirement, health and welfare benefits (excluding change-in-control or transaction-based payments becoming due or payable in connection with the transactions contemplated by this Agreement, fringe benefits, non-qualified deferred compensation, post-employment or welfare benefits, equity or equity-based compensation, and defined benefit pension benefits), that are substantially similar in the aggregate to those provided to the Continuing Employee immediately before the Effective Time.

(b) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Equity Plans, the Denny’s, Inc. Deferred Compensation Plan, the Executive Severance Plan, and the Key Employee Severance Plan, in each case, as in effect as of the date hereof, will occur at the Effective Time.

(c) In the event the Closing Date occurs prior to the payment of annual bonuses under the cash incentive plan listed on Section 5.8(c) of the Company Disclosure Schedule (the “Annual Bonus Plan”) with respect to calendar year 2025, Parent and its Affiliates shall cause each such Continuing Employee to be paid such employee’s 2025 annual bonus under such plan, which bonus shall be prorated for the period elapsed as of immediately prior to the Closing Date, with the amount of such prorated bonus determined based on (i) actual achievement of applicable performance goals through the Closing Date, as determined in good faith in the ordinary course of business consistent with past practice by the Company or its applicable Affiliate in accordance with the terms of the Annual Bonus Plan, without taking any discretionary action to provide for payment in excess of the amount that would be paid in respect of each such bonus based on actual performance, and, if applicable and (ii) target performance for the period between the Closing Date and December 31, 2025 (each, a “Pro-Rated 2025 Bonus” and collectively, the “Pro-Rated 2025 Bonuses”). Notwithstanding the foregoing, in calculating the level of attainment of performance objectives applicable to any Pro-Rated 2025 Bonus, the Company or its Affiliate (as applicable) may exclude (x) any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement arisen or occurred and (y) any non-recurring charges related to other financing, activism defense or strategic transactions incurred in 2025; provided, that, in no event shall the aggregate dollar amount payable in respect of the Pro-Rated 2025 Bonuses be increased by more than four hundred fifty thousand dollars ($450,000) as a result of adjustments made pursuant to clause (x) and (y) of the immediately preceding sentence. Such Pro-Rated 2025 Bonuses (less any applicable withholding Taxes) shall be paid no later than February 28, 2026, (i) subject to the Continuing Employee’s continued employment through

December 31, 2025 and (ii) the Continuing Employee not otherwise being terminated for Cause; provided, however, to the extent any such Continuing Employee participates in the Executive Severance Plan or the Key Employee Severance Plan, in each case, as in effect immediately prior to the Effective Time, and such Continuing Employee’s employment is terminated by the Surviving Corporation (or Parent or any of its Subsidiaries) without “Cause” (within the meaning of the Executive Severance Plan or the Key Employee Severance Plan, as applicable, as in effect as of immediately prior to the Effective Time), prior to or on December 31, 2025, then subject to such employee’s execution and non-revocation of a release of claims substantially in the form provided by the Surviving Corporation, such employee shall remain entitled to receive such employee’s Pro-Rated 2025 Bonus, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the effective date of such release; provided, further, that, to the extent the Executive Severance Plan or the Key Employee Severance Plan, as applicable provides for bonus eligibility greater than would be calculated by this Section 5.8(c), such severance plan will, without duplication of payment in respect of any Pro-Rated 2025 Bonus, control. Notwithstanding anything to the contrary in this Section 5.8(c), to the extent any Pro-Rated 2025 Bonus constitutes nonqualified deferred compensation under Section 409A of the Code, such Pro-Rated 2025 Bonus (or portion thereof) shall be paid at the earliest time permitted that will not trigger a tax or penalty under Section 409A of the Code.

(d) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements (but not for benefit accrual purposes) under the employee benefit plans of Parent and its Subsidiaries (each, a “New Plan”), each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (such plans, collectively, the “Old Plans”); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, Parent shall cause (or, to the extent third-party service providers or insurers are involved, take commercially reasonable efforts to cause) (A) the Continuing Employees to be eligible to participate in any and all New Plans in accordance with Section 5.8(a) above, (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and (C) any eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) The Company shall take all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, each nonqualified deferred compensation plan, program, policy, agreement, scheme or arrangement sponsored or maintained by the Company or any Company Subsidiary listed on Section 5.8(e)-(A)

of the Company Disclosure Schedule (each, an “NQDC Plan,” and collectively, the “NQDC Plans”), in each case, in compliance with Section 409A of the Code, and the Treasury Regulations and other guidance thereunder. Without limiting the foregoing, the Company shall: (i) adopt resolutions, plan amendments and such other documents as are necessary to effect the valid termination of each NQDC Plan in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix)(B), and Parent shall have a reasonable opportunity to review and comment on all such documents (and the Company shall not unreasonably omit comments provided by Parent with respect to such materials); (ii) cease all future deferrals of compensation under the NQDC Plans no later than the applicable termination date; (iii) provide timely written notices of termination and any required elections or disclosures to participants and beneficiaries; (iv) determine the amounts credited under each NQDC Plan as of the termination date in accordance with the applicable plan terms; and (v) cause distributions to participants and beneficiaries to be made in accordance with Section 409A of the Code in connection with such termination. For the avoidance of doubt, nothing in this Section 5.8(e) shall prohibit or delay any payment that is otherwise due under an NQDC Plan upon a permissible payment event under Section 409A of the Code, including a “change in control event,” or “separation from service”, provided that any such payment is made in compliance with Section 409A of the Code. For purposes of this Section 5.8(e), the term “NQDC Plans” shall not include any supplemental executive retirement plan or Contract sponsored or maintained by the Company or any Company Subsidiary and listed on Section 5.8(e)-B of the Company Disclosure Schedule.

(f) The Parties shall reasonably cooperate in good faith with respect to any communications to Company Service Providers regarding the transactions contemplated hereby. The Company shall provide Parent with a reasonable opportunity to review and comment on any communications regarding the transactions contemplated hereby intended to be sent to the Company Service Providers prior to the Closing Date.

(g) Nothing in this Agreement shall confer upon any Continuing Employee or other Person any right to continue in the employ or service of the Company, the Surviving Corporation, Parent, Parent’s Subsidiaries or any of their respective Affiliates. Except as expressly set forth in this Section 5.8, no provision of this Agreement: (i) shall limit the ability of the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy, scheme or arrangement at any time assumed, established, sponsored or maintained by any of them (subject to the limitations set forth in Section 5.1), (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).

5.9 Indemnification of Directors and Officers.

(a) For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume, honor and fulfill in all respects the obligations of the Company and its Subsidiaries to indemnify and hold harmless and, subject to the limitations set forth in this Section 5.9(a), advance the costs, fees and expenses of all past and present directors and officers of the Company and each Company Subsidiary and each Person set forth on Section 5.9(a) of the Company Disclosure Schedule (collectively, the “Covered Persons”) under and to the same extent such Persons are indemnified as of the date of this Agreement by the Company or such Company Subsidiary pursuant to (i) indemnification, expense advancement and exculpation provisions in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and (ii) any indemnification agreements, if any, in existence on the date of this Agreement with any Covered Person and made available to Parent (collectively, the “Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable Law, from and against all costs and expenses (including, subject to the limitations set forth in this Section 5.9(a), advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement reasonably incurred in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions in their capacity as directors or officers of the Company or such Company Subsidiary, occurring at or prior to the Effective Time. Solely to the extent provided under the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and any Existing Indemnification Agreements, as applicable, Parent shall cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9 in accordance with the procedures (if any) set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and any Existing Indemnification Agreements, as applicable; provided, that the applicable Covered Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable Order of a court of competent jurisdiction that such Covered Person is not entitled to indemnification under this Section 5.9 or otherwise. Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such Persons with respect to matters subject to indemnification, expense advancement or exculpation hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such Proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the equivalent governing documents of the Company Subsidiaries shall contain provisions no less favorable in the aggregate with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws and the equivalent governing documents of the Company Subsidiaries, as applicable. Following the Effective Time, the Existing Indemnification Agreements shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and the Company Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) providing coverage not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as favorable of coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time and provide such directors and officers with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement and the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, or by any Contract disclosed on Section 5.9(e) of the Company Disclosure Schedule. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns); it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 5.9. In the event of any breach by the Surviving Corporation or Parent of this Section 5.9, the Surviving Corporation shall pay all reasonable and out of pocket expenses, including reasonable attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred upon the written request of such Covered Person.

5.10 Takeover Statutes. If any state takeover Law or state Law or any similar anti-takeover provision in the Company Charter or the Company Bylaws that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company (including the Company Board) shall cooperate and take all action reasonably available to render such Law or provision inapplicable to the foregoing. Neither Parent, Merger

Sub nor the Company will take any action that would cause this Agreement, the Merger, or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such Laws or provisions. No Company Change of Board Recommendation shall change the approval of the Company Board for purposes of causing any such Law or provision to be inapplicable to the transactions contemplated by this Agreement.

5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act, and the rules and regulations thereunder (“Section 16”), of Company Shares and Company Equity Awards pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.12 Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall promptly (and, in any event, within two (2) Business Days) notify Parent in writing of any Proceeding brought or threatened by the stockholders of the Company or other Persons (other than Parent, Merger Sub, or its Affiliates) against the Company or any of its directors, officers or the Representatives of the Company arising out of or relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed with respect to the status thereof, including, by promptly (and, in any event, within two (2) Business Days) providing Parent with copies of all Proceedings and correspondence relating to such Proceeding. Without limiting the preceding sentence, subject to the preservation of privilege and confidential information, prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall give Parent the right to fully participate in (but not control) the defense (including by allowing for advanced review and comment on all filings or responses to be made in connection therewith, which comments the Company shall consider and implement in good faith) or settlement (including the right to participate in (at the participating party’s expense) the negotiations, arbitrations or mediations with respect thereto) of any such Proceeding, and the Company will in good faith give consideration to Parent’s advice with respect to such Proceeding and the underlying strategy documentation with respect thereto. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall not cease to defend, settle or agree to settle any Proceeding relating to this Agreement or the transactions contemplated hereby without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.13 Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Company and of the Company Shares from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

5.14 Payoff Letters. The Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date duly executed (and drafts thereof at least eight (8) Business Days prior to the Closing Date), appropriate and customary payoff letters and release documentation necessary to release all Liens on the property and assets of the Company and the Company Subsidiaries, in each case, in form and substance reasonably acceptable to Parent, with respect to all Indebtedness of the Company and the Company Subsidiaries for borrowed money set forth on Section 5.14 of the Company Disclosure Schedule (such indebtedness, the “Payoff Indebtedness”; and such payoff letters and release documentation, collectively the “Payoff Letters”), (a) specifying the aggregate amount required to repay in full such Payoff Indebtedness (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such Payoff Indebtedness), (b) providing for the automatic termination of all Liens on the property or other assets of the Company or any of the Company Subsidiaries securing such Payoff Indebtedness and release of all guarantees thereunder upon the receipt of the payoff amounts specified in the applicable Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts specified in the Payoff Letter) and (c) authorizing the Company or the Company Subsidiaries, as applicable, and their respective designees or representatives to file all UCC termination statements and releases necessary to evidence release of any such Liens.

5.15 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries and its and their respective Representatives to, use reasonable best efforts, at Parent’s sole expense (other than with respect to any expenses incurred by the Company and the Company Subsidiaries that would otherwise have been incurred in the ordinary course of business), to cooperate with Parent in connection with the arrangement and consummation of the Debt Financing as may be customary and reasonably requested by Parent, including using reasonable best efforts to (i) participate at reasonable times in a commercially reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and other due diligence sessions, including direct contact between senior management and the other Representatives of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case, upon reasonable advance notice, (ii) furnish Parent and the Debt Financing Sources with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (provided, that, for the avoidance of doubt, the Company shall not be required to provide, and Parent and/or its Affiliates shall be solely responsible for, (A) the preparation of any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or (B) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing), (iii) assist Parent and the Debt Financing Sources in the preparation of bank information memoranda and similar documents for the Debt Financing, (iv) cooperate with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing as reasonably requested by Parent, (v) assist with the preparation, execution and delivery of definitive financing documentation (including a perfection certificate and a certificate of the chief financial officer (or person performing similar functions) of the Company with respect to solvency matters in the form attached to the Debt Commitment Letter (or substantially similar provisions in any Alternative Financing)) and the schedules and exhibits thereto, in each case, as may be reasonably requested by the Parent, (vi) assist with the pledging of, and granting of Liens on, collateral for the Debt Financing and providing reasonable assistance to facilitate at (but not prior to) the Closing the release of Liens (other than Permitted Liens) on the assets of the Company and the Company Subsidiaries, (vii) cooperate with the satisfaction of the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company or any of the Company Subsidiaries, (viii) take corporate actions, subject to and conditioned upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to ensure that the Debt Financing Sources benefit materially from existing lending relationships of the Company and the Company Subsidiaries and (ix) provide to Parent and the Debt Financing Sources at least four (4) Business Days prior to the Closing Date all documentation and other information regarding the Company and the Company Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) to the extent requested at least eight (8) days prior to the Closing; provided, in each case, that (A) neither the Company nor any Company Subsidiary shall be required to incur any liability (including the payment of any fees) in connection with the Debt Financing prior to the Closing Date (other than any costs, expenses or indemnities that will be promptly reimbursed by Parent), (B) prior to the Closing Date, the Company Board (and the equivalent governing body of any Company Subsidiary) shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that are not contingent on the Closing, (C) neither the Company nor any Company Subsidiary shall be required to execute prior to the Closing Date any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, other than such documents and agreements that are contingent on the Closing, (D) neither the Company nor any Company Subsidiary shall be required to take any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under the Company Charter, the Company Bylaws, or the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, any applicable Law or any Contract to which the Company or any Company Subsidiary is a party, and (E) neither the Company nor any Company Subsidiary shall be required to provide any assistance or cooperation that would (1) unreasonably interfere with its respective business operations, (2) cause any representation or warranty in this Agreement made by the Company to be breached, or (3) cause any conditions set forth in Article 6 to fail to be satisfied. Except for the representations and warranties of the Company set forth in Article 3 of this Agreement, neither the Company nor any Company Subsidiary shall have any liability to Parent in respect of any financial statements, other financial information, or data or other information provided pursuant to this Section 5.15, except to the extent resulting from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, any Company Subsidiary, or their respective Representatives.

(b) Except to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, the Company Subsidiaries or their respective Affiliates or Representatives, Parent and Merger Sub shall indemnify, defend and hold harmless the Company and the Company Subsidiaries, and their respective directors, officers, employees and Representatives from and against any and all damages (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) incurred, directly or indirectly, in connection with the performance of their respective obligations under this Section 5.15 and any information provided in connection therewith (other than on account of historical financial information or other information furnished in writing by or on behalf of the Company or any Company Subsidiaries). Upon the earlier of immediately prior to the Closing and the termination of this Agreement in accordance with its terms, Parent shall promptly reimburse the Company and the Company Subsidiaries, as applicable, for all reasonable, documented and invoiced out-of-pocket costs (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company or the Company Subsidiaries in connection with the performance of their respective obligations described in this Section 5.15 (excluding, for the avoidance of doubt, any costs and expenses that would have been incurred independently of any obligations under this Section 5.15).

5.16 Financing.

(a) Equity Financing.

(i) Each of Parent and Merger Sub shall use their respective reasonable best efforts to arrange, obtain and consummate the Equity Financing in an amount required to satisfy the applicable portion of the Required Amount contemplated by the Equity Commitment Letter at the Closing Date on the terms and conditions described in the Equity Commitment Letter. Each of Parent and Merger Sub will not, without the Company’s written consent, permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Equity Financing or would otherwise materially change, amend, modify or expand any of the conditions precedent to the funding of the Equity Financing, (B) be reasonably expected to prevent or materially delay the availability of all or a portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate amount of the Equity Financing below the amount necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter (unless accompanied by a corresponding increase in the portion of the Required Amount contemplated by the Debt Commitment Letter), or (D) otherwise materially adversely affect the ability of Parent or Merger Sub to enforce their rights under the Equity Commitment Letter. Each of Parent and Merger Sub shall use their respective reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter and the Limited Guarantee until the earliest of the consummation of the transactions contemplated hereby or the valid termination of this Agreement, (ii) satisfy, or cause to be satisfied, on a timely basis, to the extent within their control, all conditions and covenants to the funding or investing of the Equity Financing required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter that are to be satisfied by Parent or Merger Sub, (iii) if the conditions to the Equity Financing set forth in the Equity Commitment Letter have been satisfied and the conditions set forth in Article 6 (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived, consummate the Equity Financing in an amount required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter, or enforce the Limited Guarantee, in accordance with its terms, and (iv) enforce its rights under the Equity Commitment Letter and the Limited Guarantee. Neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Investor to provide the Equity Financing in an amount required to pay the Required Amount contemplated by the Equity Commitment Letter.

(ii) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.16 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

(iii) Parent shall give the Company, as promptly as reasonably practicable, written notice after Parent’s Knowledge (i) of any material default or material breach (or any event that, with or without notice, lapse of time or both, would, or would reasonably be expected to, give rise to any material default or material breach) by any party under the Equity Commitment Letter of which Parent or Merger Sub becomes aware, (ii) of any termination of the Equity Commitment Letter by Parent or Merger Sub or of the receipt by Parent or Merger Sub of written notice of termination of the Equity Commitment Letter by the Investor, (iii) of the receipt by Parent or Merger Sub of any written notice or other written communication from the Investor with respect to any actual or asserted material default, breach, termination or repudiation of the Equity Commitment Letter, or any material provision thereof, in each case by any party thereto, and (iv) of the occurrence of an event or development that would reasonably be expected to materially adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter. Without limitation of the foregoing, upon the reasonable written request of the Company from time to time, Parent will, as promptly as reasonably practicable, update the Company on the material activity and developments of its efforts to arrange and obtain the Equity Financing, including by providing copies of all definitive agreements (and drafts of all offering documents and marketing materials) related to the Equity Financing, and any amendments, modifications or replacements to the Equity Commitment Letter.

(b) Debt Financing. During the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with Section 7.1, Parent shall cause Borrower to use its reasonable best efforts to arrange and obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter in accordance with the terms and subject to the conditions set forth therein (after giving effect to any “market flex” provisions set forth in the Debt Fee Letter), (ii) satisfy, or cause to be satisfied, on a timely basis, all conditions (after giving effect to any “market flex” provisions set forth in the Debt Fee Letter) to funding the Required Debt Amount at Closing that are to be satisfied by, and are within the control of, Borrower, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject to conditions materially consistent with those terms contemplated by the Debt Commitment Letter (including any related “market flex” provisions set forth in the Debt Fee Letter) or on other terms that are (A) acceptable to the Debt Financing Sources and (B) in the aggregate not materially less favorable (as determined by Parent in good faith), taken as a whole, to Borrower (including with respect to conditions set forth in the Debt Commitment Letter) than those terms and conditions set forth in the Debt Commitment Letter, and (iv) consummate and obtain the Debt Financing in an amount equal to the Required Debt Amount. Parent and Merger Sub shall give the Company prompt written notice (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Debt Commitment Letter of which Parent or Merger Sub becomes aware, (B) if and when Parent and/or Merger Sub becomes aware that any portion of the Required Debt Amount may not be available at the Closing, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter, or (2) material dispute or disagreement between or among Parent or Borrower, on the one hand, and any Debt Financing Sources, on the other hand, with respect to the obligation to fund the Required Debt Amount at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing), and (D) of any expiration or termination of the Debt Commitment Letter. As soon as reasonably practicable, Parent and/or Merger Sub shall provide any information available to Parent and/or Merger Sub, as applicable, and reasonably requested by the Company relating to any circumstance referred to in clause (A), (B), (C) or (D) of the immediately preceding sentence. Without limiting the foregoing, Parent and Merger Sub shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of their efforts to arrange the Debt Financing and provide to the Company executed copies of any amendments or modifications to the Debt Commitment Letter or the Debt Fee Letter or to the Alternative Financing as described below (provided that any fee letters, engagement letters or other agreements may be redacted solely as to fee amounts, “market flex” provisions, discounts, pricing caps and other commercially sensitive terms that are customarily redacted). If any portion of the Required Debt Amount becomes, or would reasonably be expected to become, unavailable (whether through expiration, termination or otherwise) on the terms and conditions contemplated by the Debt Commitment Letter (after taking into account any “market flex” provisions set forth in the Debt Fee Letter), Parent shall cause Borrower use its reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, on terms and conditions that in the aggregate are not less favorable to Borrower (including with respect to any conditions to the Debt Financing), as determined by Parent in good faith, than the Debt Financing contemplated by the Debt Commitment Letter and in an amount that is sufficient to replace any unavailable portion of the Required Debt Amount (the “Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.16(b) shall be applicable to the Alternative Financing, and for purposes of Section 5.15 and this Section 5.16(b) all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or Debt Fee Letter shall include the applicable documents for the Alternative Financing. Nothing in this Section 5.16(b) or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of Borrower be deemed or construed to require Parent, Merger Sub or Borrower to (taking into account any “market flex” provisions applicable to the Debt Financing): (i) accept financing on terms or subject to conditions that are materially less favorable, taken as a whole, than those set forth in the Debt Commitment Letter (as determined by Parent in good faith), (ii) waive any term or condition of this Agreement or (iii) pay any fees or any interest rates that exceed, in any material respect those contemplated by the Debt Commitment Letter as in effect on the date hereof (whether to secure a waiver of any conditions contained therein or otherwise). Parent and Merger Sub shall not permit, without the prior written consent of the Company (not to be unreasonably conditioned, withheld or delayed), any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter or the Debt Fee Letter, if any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing contemplated to be funded at Closing to be less than the Required Debt Amount (including by changing the amount of fees to be paid or original issue discount thereof), or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Required Debt Amount in a manner that would reasonably be expected to (I) materially delay or prevent the Closing Date, (II) make the funding of any portion of the Required Debt Amount (or satisfaction of any condition to obtaining any portion of the Required Debt Amount) less likely to occur, or (III) adversely impact the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; provided that, notwithstanding the foregoing, the Debt Commitment Letter may be amended without the consent of any Party hereto to (i) add additional agents, co-agents, lenders, lead arrangers, bookrunners, syndication agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof, (ii) comply with the “market flex” provisions contained in the Debt Fee Letter and (iii) make any conforming or ministerial changes thereto. Notwithstanding anything to the contrary in this Agreement, compliance by Parent and Merger Sub with this Section 5.16(b) shall not relieve Parent and Merger Sub of the respective obligation to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing or the Alternative Financing is available. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such Alternative Financing source shall have committed to provide Parent, Borrower and/or Merger Sub with any portion of such Alternative Financing.

5.17 Sale/Leaseback Transaction. The Parties acknowledge that Merger Sub intends to engage in a sale/leaseback transaction (or cause the Company to enter into a sale/leaseback transaction) with the Sale/Leaseback Purchaser whereby the Company Owned Real Property would be conveyed to the Sale/Leaseback Purchaser contemporaneous with the transactions contemplated hereby and certain of the Company Owned Real Property would immediately be leased back from the Sale/Leaseback Purchaser (the “Sale/Leaseback Transaction”). The Company hereby acknowledges and agrees that it has reviewed and approved the Sale/Leaseback Purchase and Sale Agreement that is being executed on or about the date of this Agreement, and will review all ancillary agreements provided or made available to the Company in connection with the Sale/Leaseback Transaction and use reasonable best efforts to provide comments to the extent requested by Parent. The Company hereby agrees that it shall reasonably cooperate in good faith in connection with the facilitation of the Sale/Leaseback Transaction, including by assisting Parent and Merger Sub in obtaining waivers, consents, estoppels and approvals from counterparties to Franchisee leases, Liens and other agreements relating to the Company and the Company Subsidiaries with respect to the Sale/Leaseback Transaction and obtaining amendments to the Franchisee leases, in each case as required to be delivered by the terms of the Sale/Leaseback Purchase and Sale Agreement (provided that such waivers, consents, estoppels or approvals requested by Parent or the Sale/Leaseback Purchaser are customary in form and substance for similar transactions, and that such amendments are in substantially the form of the related amendments entered into prior to the date hereof). Further, the Company hereby agrees that it will use reasonable best efforts to assist Parent and Merger Sub to provide preliminary title commitments, surveys, zoning reports, and Phase I environmental site assessments with respect to the Company Owned Real Property to Sale/Leaseback Purchaser, shall coordinate with, and liaise between, the Sale/Leaseback Purchaser and the applicable third party diligence providers (including the title company, surveyor, zoning report provider and environmental consultant), and shall use its reasonable best efforts to cause the satisfaction and release of record of any Liens required to be satisfied and released in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement (it being understood and agreed that the Company agrees to satisfy any mortgages, deeds of trust, mechanics lien, tax lien, and/or judgment lien affecting a Company

Owned Real Property created by the Company). In addition, the Company agrees that in connection with the Sale/Leaseback Transaction, it shall cooperate in all reasonable respects and within its reasonable control to: ensure the satisfaction of the applicable seller’s covenants and seller conditions precedent under the Sale/Leaseback Purchase and Sale Agreement and to facilitate the conveyance of the Company Owned Real Property to the Sale/Leaseback Purchaser, subject only to the title encumbrances permitted under the Sale/Leaseback Purchase and Sale Agreement, simultaneously with, and conditioned upon, the Closing in respect of the other transactions hereunder; and, subject to such conditions, the Company hereby agrees to execute any reasonable documentation that is customary in form and substance (and which executed documents the Company may deliver into escrow subject to the Company’s reasonable escrow instructions) in connection with the consummation of such real property conveyance, including executing closing documents required to be delivered by seller under and in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement, and taking all corporate action reasonably necessary to permit the consummation of the Sale/Leaseback Transaction. In anticipation thereof, the Company agrees, insofar as in its reasonable control, to assist and cooperate in coordinating any loan payoff and the preparation by others of any related termination documentation in connection with any mortgage and/or deed of trust that presently encumbers the Company Owned Real Property and supplying such other reasonable information and documentation in its possession or readily available at no additional out of pocket cost to the Company in order to facilitate the conveyance of the Company Owned Real Property to the Sale/Leaseback Purchaser. The Parties acknowledge and agree that notwithstanding anything to the contrary in this Section 5.17, if any of the seller covenants or conditions precedent to closing under the Sale/Leaseback Purchase and Sale Agreement are breached or not timely satisfied as a result of the Company’s and/or its Affiliates’ action or inaction at or prior to closing under and in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement, then the Company shall be deemed in breach of this Section 5.17; provided, however, that the Company shall not be deemed in breach of this Section 5.17 under this sentence if (i) such failure was caused by the fraud, gross negligence or willful misconduct of Merger Sub, (ii) the applicable seller covenant or condition precedent was incorporated into the Sale/Leaseback Purchase and Sale Agreement pursuant to an amendment to the Sale/Leaseback Purchase and Sale Agreement (or another similar written agreement) between Merger Sub and Sale/Leaseback Purchaser that the Company did not review and approve prior to execution thereof, or (iii) the satisfaction of the applicable covenant or condition precedent was primarily the obligation of Merger Sub and not that of the Company or its Affiliate. Without limiting the generality of the foregoing, any action or inaction taken by the Company or its Affiliates without Parent’s prior written consent that is the primary cause of a violation of the covenants set forth in, or that is the primary cause of a breach or default by seller under, the Sale/Leaseback Purchase and Sale Agreement, shall be deemed a breach of this Section 5.17.

5.18 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the

Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.18 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 5.18 shall not be taken into account for purposes of determining whether the conditions referred to in Section 6.2 and Section 6.3 shall have been satisfied with respect to performance in all material respects with this Section 5.18.

Article 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual written consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired; and (ii) the authorizations, consents, Orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Entities, if any, set forth in Section 6.1(b) of the Company Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods described in the foregoing clauses (i) and (ii) being referred to collectively as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c) No Legal Restraints. No Governmental Entity of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated (whether temporary, preliminary or permanent) any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger and the other transactions contemplated hereby, or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger and the other transactions contemplated hereby (any such Law or Order, a “Legal Restraint”).

6.2 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the written consent of the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 4 shall be true and correct both as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an early date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the written consent of Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2(a) and Section 3.2(b) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an early date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in the third sentence of Section 3.1(a) (without giving effect to any “Company Material Adverse Effect” qualifier set forth therein) and Section 3.2 (other than Section 3.2(a) and Section 3.2(b)) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.3, Section 3.11(b), Section 3.22 and Section 3.23 (in each case (other than with respect to Section 3.11(b)), without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier set forth therein) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) any other representations and warranties of the Company set forth in Article 3 shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall have not occurred any circumstance, occurrence, effect, fact, condition, change, event or development that has had or would reasonably expected to have a Company Material Adverse Effect.

(e) FIRPTA Certificate. The Company shall have delivered to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, and duly executed and acknowledged, satisfying the requirements of U.S. Treasury Regulation Section 1.1445-2(c)(3).

Article 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating Party to the other Parties) at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, as follows:

(a) by mutual written agreement of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred by June 30, 2026 (as such date may be extended by the mutual written consent of the Parties hereto, the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party if such Party’s (which shall include, in the case of Parent, Parent and Merger Sub) material breach of any of its obligations under this Agreement was the principal cause of the failure of the Effective Time to occur by the Outside Date;

(c) by either the Company or Parent, if any Governmental Entity of competent and applicable jurisdiction shall have issued or enacted a Legal Restraint, and such Legal Restraint shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the Party seeking to terminate this Agreement (including, in the case of Parent, Merger Sub) shall have complied in all material respects with its applicable obligations under Section 5.5 before asserting the right to terminate under this Section 7.1(c);

(d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (which convened and at which the polls were closed after a vote of the Company Stockholders on the Merger), or at any adjournment or postponement thereof taken in accordance with this Agreement;

(e) by Parent, at any time prior to obtaining the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Board Recommendation;

(f) by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached (other than a de minimis breach) its obligations under Section 5.4 with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (ii) substantially concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Company Proposal;

(g) by Parent, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(d), as the case may be, could not be satisfied as of the Closing Date, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or thirty (30) days from the date of delivery of such written notice to the Company; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub are then in material breach of their respective obligations under this Agreement;

(h) by the Company, if: (i) there has been a breach by Parent or Merger Sub of any of their representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, could not be satisfied as of the Closing Date, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or thirty (30) days from the date of delivery of such written notice to Parent; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of its obligations under this Agreement; or

(i) by the Company if (1) the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied as of the Closing, but subject to such conditions being able to be satisfied or waived at the Closing) have been satisfied or waived in accordance with this Agreement, (2) Parent and Merger Sub shall have failed to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2, (3) the Company has irrevocably confirmed by written notice to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(i) if Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date of the Company’s delivery of such notice and indicating that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, and (4) Parent and Merger Sub fail to consummate the Merger prior to the expiration of such three (3) Business Day period (it being understood that, notwithstanding anything to the contrary in this Agreement, no Party will be permitted to terminate this Agreement during such three (3) Business Day period).

7.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1, the terminating Party shall give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties. Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Sub or their respective Related Parties or the Debt Financing Sources or the Sale/Leaseback Purchaser; provided that, subject in all respects to Section 7.3 and Section 8.17 (including, in each case, the limitations set forth therein), (a) any such termination shall not relieve the Company from liability for any fraud or Willful Breach prior to such termination of this Agreement, and (b) the provisions of Section 5.3(b), Section 5.7, this Section 7.2, Section 7.3 and Article 8 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, in each case, in accordance with and subject to their respective terms and conditions in all respects. For the avoidance of doubt, any valid termination by Parent shall also be an effective termination by Merger Sub.

7.3 Fees and Expenses.

(a) The Parties agree that if this Agreement is validly terminated by Parent in accordance with Section 7.1(e), or by either Party in accordance with Section 7.1(b) if the Agreement is then terminable by Parent pursuant to Section 7.1(e), or by the Company in accordance with Section 7.1(f), then the Company shall pay (or cause to be paid) to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within three (3) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee.

(b) The Parties agree that (i) if this Agreement is validly terminated by either Parent or the Company in accordance with Section 7.1(b) or Section 7.1(d) or by Parent in accordance with Section 7.1(g); and, after the date of this Agreement and prior to the date of such termination, a bona fide Company Acquisition Proposal shall have been made to the Company Board or shall have been publicly made directly to the Company Stockholders generally, and in either case such Company Acquisition Proposal has not been unconditionally withdrawn or otherwise abandoned prior to such termination, and (ii) within twelve (12) months after such termination, (x) the transactions contemplated by any Company Acquisition Proposal are consummated or (y) the Company shall have entered into a definitive agreement providing for any transaction that constitutes a Company Acquisition Proposal (in each case of clauses (x) and (y), which Company Acquisition Proposal need not be the same Company Acquisition Proposal that was made to the Company Board or became publicly known prior to the termination of this Agreement), then the Company shall pay (or cause to be paid) the Company Termination Fee to Parent (or its designee), by wire transfer of same-day funds no later than three (3) Business Days after earlier of the consummation of such transaction and the entry into a definitive agreement with respect to such a transaction. For purposes of this Section 7.3(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 8.6, except that the references to “twenty percent (20%) or more” shall be deemed to be references to “more than fifty percent (50%).” In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee may be payable under more than one (1) provision of this Agreement at the same or at different times and the occurrence of different events.

(c) The Parties agree that if this Agreement is validly terminated by the Company pursuant to (x) Section 7.1(h) or Section 7.1(i) or (y) Section 7.1(b) under circumstances in which the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(h) or Section 7.1(i), Parent shall pay to the Company, within two (2) Business Days following such termination, the Parent Termination Fee, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion, whether or not the Parent Termination Fee may be payable under more than one (1) provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without this Section 7.3, the Company, Parent and Merger Sub would not have entered into this Agreement, and that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Proceeding which results in a judgment against the other party for the payment set forth in this Section 7.3, such paying party shall pay the other party’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, (which, in the case of a payment by Parent, aggregated with any amounts payable by Parent to the Company under Section 5.15), not to exceed one million five hundred thousand dollars ($1,500,000), together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment is actually received.

(e) Notwithstanding anything to the contrary in this Agreement or any Ancillary Document or agreement delivered in connection herewith or otherwise, subject in all respects to Section 7.2, this Section 7.3, Section 8.16 and Section 8.17 (including, in each case, the limitations set forth therein), (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable, payment of the Company Termination Fee, together with any costs and expenses pursuant to Section 7.3(d) and Section 5.15(b), shall constitute the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of Parent, Merger Sub, any Parent Related Party and any other Person in connection with any termination of this Agreement in the circumstances in which such Company Termination Fee became payable, and upon payment of such amount, (A) none of the Company

Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (B) none of Parent, Merger Sub, any Parent Related Party and any other Person shall have any rights or claims against any of the Company Related Parties under this Agreement or otherwise, whether at Law or equity, in contract, in tort or otherwise, and (ii) without limiting the Company’s rights to specific enforcement expressly set forth in Section 8.16, the termination of this Agreement under circumstances where the Parent Termination Fee is payable and payment of the Parent Termination Fee, together with any costs and expenses pursuant to Section 7.3(d) and Section 5.15, shall constitute the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of the Company, any Company Related Party and any other Person in connection with any termination of this Agreement, and upon payment of such amount, (A) none of the Parent Related Parties or the Debt Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (B) none of the Company, any Company Related Party and any other Person shall have any rights or claims against any of the Parent Related Parties or the Debt Financing Source Related Parties under this Agreement or otherwise, whether at Law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, and without limiting the Company’s rights under Section 8.16, none of the Company, its Subsidiaries nor any other Company Related Party shall seek or be entitled to seek or recover any other damages or seek or be entitled to any other remedy, whether based on a claim at Law or in equity, in contract, tort or otherwise, other than the Parent Termination Fee, together with any costs and expenses pursuant to Section 7.3(d) and Section 5.15.

Article 8

GENERAL PROVISIONS

8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time only by execution of an instrument in writing signed by each of the Company, Parent and Merger Sub. Notwithstanding anything else to the contrary herein, no amendment, modification or alteration to the provisions set forth in Sections 7.2 and 7.3 (solely to the extent relating to the Debt Financing Sources), this sentence of Section 8.1, Section 8.11 (solely to the extent that it relates to the Debt Financing Sources), Section 8.12 (solely to the extent it relates to the Debt Financing Sources), Section 8.14 (solely to the extent that it relates to the Debt Financing Sources), Section 8.16 (solely to the extent that it relates to the Debt Financing Sources) and Section 8.17 (solely to the extent that it relates to the Debt Financing Sources) (and any related definitions to the extent an amendment, modification or alteration of such definitions would modify the substance of any of the foregoing provisions) in any manner materially adverse to the Debt Financing Sources shall not be effective as to the Debt Financing Sources without the prior written consent of the applicable Debt Financing Source.

8.2 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.3 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any rights arising out of any breach of any of the foregoing, shall survive the Effective Time, except that this Section 8.3 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred by the Parties hereto shall be borne solely and entirely by the Party that has incurred the same, whether or not the Merger is consummated.

8.5 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the next Business Day if transmitted by national overnight courier, or (c) on the date delivered if sent by email (to the extent that no “bounceback” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

c/o TriArtisan Capital Advisors LLC

445 Park Avenue

New York, NY 10022

Attention: Rohit Manocha

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Michael R. Littenberg; Suni Sreepada

Email: [***]

If to the Company, addressed to it at:

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319

Attention: Gail Sharps Myers

Email: [***]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, Pennsylvania 19103

Attention: Justin W. Chairman

Email: [***]

8.6 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement (i) need not contain any standstill or similar provision; (ii) shall expressly not prohibit compliance by the Company with its obligations under this Agreement; and (iii) need not contain any non-solicit or non-contact provisions similar to the Confidentiality Agreement if the counterparty thereto does not operate a business competitive with the Company and the Company Subsidiaries.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act; provided, that except in the case of the definitions of “Parent Related Party” and “Related Party,” Section 5.5(b), the last sentence of Section 5.7 and Section 8.11, the term “Affiliate” used with respect to Parent or Merger Sub shall exclude any limited partner or non-managing member of any investment vehicle that directly or indirectly controls Parent or its Subsidiaries and which does not participate in the management or investment decision-making of such investment vehicle and any portfolio company or other investment fund affiliated with or managed by TriArtisan Capital Advisors or its Affiliates.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies including any and all embodied artificial intelligence and related software, hardware or equipment.

“Anti-Corruption Laws” means any Laws prohibiting bribery or corruption (governmental or commercial) which apply to the Company and Company Subsidiaries from time to time, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), each bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, and each employment, consulting, severance, change in control, retention, termination, pension, tax gross-up, employee loan, retirement, supplemental retirement, post-termination or post-employment health and welfare, disability benefit, health, welfare, vacation, life insurance, fringe benefit, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, independent contractor or individual service provider of the Company or any of the Company Subsidiaries, or between the Company or any Company Subsidiary, on the one hand, and any current or former employee, officer, director, independent contractor or individual service provider of the Company or any of the Company Subsidiaries, on the other hand, or with respect to which the Company or any Company Subsidiary has any direct or indirect liability, excluding any Multiemployer Plan.

“Borrower” means Sparkle Holdco 2 Corp., a Delaware corporation and wholly-owned indirect subsidiary of Parent.

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, together with all regulations and guidance issued by any Governmental Entity with respect thereto, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, IRS Notice 2021-11, and any subsequent Law intended to address the consequences of the COVID-19 pandemic.

“Cause” means (i) if a Continuing Employee is a party to an employment agreement with the Company or one of its Affiliates in which “cause” (or similar term) is defined, the occurrence of any circumstances defined as “cause” (or similar term) in any such employment, severance or other agreement for so long as such agreement is in effect, or (ii) if a Continuing Employee is not a party to an effective employment agreement with the Company or one of its Affiliates in which “cause” is defined, such Continuing Employee’s (A) material failure to perform (other than by reason of disability), or substantial negligence in the performance of, such Continuing Employee’s duties and responsibilities to the Company or any of its Affiliates; (B) material breach of any written agreement between such Continuing Employee the Company or any of its Affiliates (including any employment agreement or restrictive covenants agreement) or any applicable policy of the Company or any of its Affiliates; (C) commission of, indictment for, or plea of guilty or nolo contendere to, (x) any felony or (y) any other crime involving moral turpitude (whether or not a constituting a felony); (D) commission of fraud, embezzlement, theft or misappropriation of or with respect to any property of the Company or any of its Affiliates, or breach of trust or any other similar act of fraud, theft, or dishonesty (including acceptance of any bribes or kickbacks or other acts of self-dealing); or (E) engaging in other conduct that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor-related Contract with a Labor Union.

“Company Acquisition Proposal” means any offer or proposal from a Third Party (other than Parent, Merger Sub or their respective Affiliates) concerning, in a single transaction or a series of related transactions, (a) a merger, consolidation, or other business combination transaction or series of related transactions involving the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing twenty percent (20%) or more of the voting power of the Company; (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing twenty percent

(20%) or more of the consolidated assets of the Company and the Company Subsidiaries, based on their fair market value as determined in good faith by the Company Board; (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing twenty percent (20%) or more of the voting power of the Company or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing twenty percent (20%) or more of the voting power of the Company; or (d) any combination of the foregoing or any other transaction having similar effect (in each case, other than the Merger).

“Company Change of Board Recommendation” means the Company Board (a) withholds or withdraws (or changes, modifies, amends or qualifies in a manner adverse to Parent or Merger Sub) (or publicly proposes to withhold or withdraw (or change, modify, amend or qualify in a manner adverse to Parent or Merger Sub)) the Company Board Recommendation, (b) approves, endorses, adopts, recommends or otherwise declares advisable (or publicly proposes, or announces an intention, to approve, endorse, adopt, recommend or otherwise declare advisable), any Company Acquisition Proposal, (c) fails to include the Company Board Recommendation in the Proxy Statement, (d) if any Company Acquisition Proposal that is not subject to Regulation 14D under the Exchange Act has been made public, fails to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three (3) Business Days prior to the then-scheduled Company Stockholder’s Meeting or ten (10) Business Days after Parent requests in writing such reaffirmation with respect to such Company Acquisition Proposal or (e) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement thereof; provided, however, that (i) any written notice of the Company’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with Section 5.4(e) and Section 5.4(f) in and of itself shall not be deemed a Company Change of Board Recommendation, and (ii) Parent may make such request pursuant to subsection (d) only once with respect to such Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently publicly modified in which case Parent may make such request once each time such a modification is made.

“Company Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of August 26, 2021, by and among Denny’s, Inc., as borrower, the Company, as parent, certain Subsidiaries of the Company and borrower, as guarantors, Wells Fargo Bank, National Association, as administrative agent and L/C issuer, Truist Bank, Bank of the West, and Regions Bank, as co-syndication agents, Cadence Bank N.A. and Fifth Third Bank, National Association, as co-documentation agents, and the other lenders party thereto, Wells Fargo Securities, LLC, Truist Securities, Inc., Bank of the West, and Regions Capital Markets, A Division of Regions Bank, as joint lead arrangers and joint bookrunners, as amended.

“Company Equity Awards” means the Company RSU Awards and Company PSU Awards.

“Company Equity Plans” means (i) the Denny’s Corporation 2021 Omnibus Incentive Plan, as amended and restated on May 14, 2025, (ii) the Denny’s Corporation 2004 Amended and Restated Omnibus Incentive Plan, (iii) the Denny’s Corporation 2008 Omnibus Incentive Plan, as amended November 8, 2008, (iv) the Denny’s Corporation 2012 Omnibus Incentive Plan, as adopted on May 16, 2012, and (v) the Denny’s Corporation 2017 Omnibus Incentive Plan, as adopted on May 12, 2017.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Intervening Event” means any fact, change, condition, occurrence, effect, event, circumstance or development with respect to the Company and the Company Subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable (with respect to substance or timing) to the Company Board, or a committee thereof, as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement), and (b) first becomes known to the Company Board after the execution of this Agreement and at any time prior to the Effective Time; provided, however, that the following shall not be deemed to be a Company Intervening Event: any change, condition, occurrence, effect, event, circumstance or development that (i) involves or relates to a Company Acquisition Proposal or a Superior Company Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Acquisition Proposal” or “Superior Company Proposal”) or any inquiry or communications or matters relating thereto, or (ii) results from a breach of this Agreement other than a de minimis breach by the Company.

“Company Material Adverse Effect” shall mean any state of facts, change, condition, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from consummating, or to materially impair or materially delay the ability of the Company to consummate, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, solely in the case of clause (a), no Effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except to the extent any Effect directly or indirectly results from, arises out of or is attributable to the matters described in following clauses (i) through (vi), to the extent such Effect disproportionately affects the Company and its Subsidiaries relative to other similarly-sized companies operating in any industry or industries and the geographic markets in which the Company or its Subsidiaries operate (in which case, the incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally

(ii) general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) general conditions (or changes in such conditions) in the restaurant industry or any other industries in which the Company or its Subsidiaries operate;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in which the Company or any of its Subsidiaries has material operations, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, cyberattacks, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes or proposed changes in Law after the date of this Agreement (or the interpretation thereof) or changes or proposed changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, Merger Sub or their Affiliates, (B) the termination (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (C) any other negative development in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, in each case of clauses (B) and (C), to the extent related to the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby; provided that, (1) this clause (vii) shall not apply to any representations and warranties set forth in Section 3.4 and (2) in the case of subclauses (A), (B) and (C) of this clause (vii), the Company and its Subsidiaries have complied with their obligations under Section 5.1;

(viii) the taking of any action required by this Agreement (other than any action required by the first sentence of Section 5.1), or the failure to take any action prohibited by this Agreement;

(ix) any voluntary departure of any officers, directors, employees or independent contractors of the Company or its Subsidiaries, directly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; or

(x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans, operational metrics or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or any decrease in the credit rating of the Company, any of its Subsidiaries or any of their respective Indebtedness, in and of itself (but not, in each case, the underlying cause of such changes, decreases or failures, unless the underlying cause of such changes, decreases or failures would otherwise be excepted from the definition of a “Company Material Adverse Effect”).

“Company PSU Award” means any award of restricted stock units with respect to Company Shares issued under a Company Equity Plan that is, at the time of determination, subject to conditions of vesting or forfeiture that are based on performance criteria.

“Company Related Party” means the Company and its Subsidiaries and any of their respective former, current or future officers, employees, directors, partners, stockholders, managers, members or Affiliates.

“Company RSU Award” means any award of restricted stock units (including deferred stock units) with respect to Company Shares issued under a Company Equity Plan that is, at the time of determination, subject to vesting or forfeiture based solely on criteria related to continued service or employment.

“Company Service Provider” means each employee, officer, director, manager, independent contractor or individual service provider of the Company or any of the Company Subsidiaries who is such from time to time, and specifically excludes any employees or other service providers of any Franchisee.

“Company Shares” means the common stock, par value $0.001 per share, of the Company.

“Company Software” means all Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Stockholders” means holders of Company Shares in their respective capacities as such.

“Company Termination Fee” means an amount in cash equal to ten million three hundred twenty thousand dollars ($10,320,000).

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended.

“Contract” or “Contracts” means any of the written or oral agreements, commitments, instruments, understandings, undertakings, permits, concessions, purchase orders, arrangements, contracts, subcontracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements and licenses, sublicenses or similar instrument or obligation to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject that is legally binding (in each case, whether written or oral); provided, that “Contracts” shall not include any Benefit Plan.

“Debt Commitment Letter” means that certain executed debt commitment letter (including all exhibits, annexes, schedules and term sheets attached thereto), dated as of the date hereof, among Borrower and the Debt Financing Sources party thereto (it being understood that such commitment letter is unredacted).

“Debt Financing Source Related Parties” mean the Debt Financing Sources and their respective Affiliates and such Persons’ (and their respective Affiliates’) Representatives involved in the Debt Financing and their successors and assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, including the parties to any Debt Commitment Letter and any commitment letter with respect to any Alternative Financing (including the Persons party to any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating thereto).

“Environmental Laws” means any and all Laws that (a) regulate the treatment, storage, transportation, handling, disposal or release of Hazardous Substances; (b) require the protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; (c) otherwise relate to the protection of human health and safety (as it relates to exposure to Hazardous Substances); or (d) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), and the Clean Air Act (42 U.S.C. § 7401 et seq.) each as amended or supplemented, any analogous and applicable state or local Laws, and any regulations promulgated pursuant to any of the foregoing.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, voting security, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, voting security, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated), any other entity, trade or business (whether or not incorporated) that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Severance Plan” means the Denny’s Corporation Executive Severance Pay Plan, effective August 30, 2023.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule or any applicable Franchise Law.

“Franchise” means any grant by the Company or any Company Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any Marks, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” shall mean all written or oral Contracts, commitments, letters of intent, arrangements or understandings pursuant to which the Company or any Company Subsidiary grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise (including all amendments, renewals and terminations). Without limiting the foregoing, Franchise Agreement includes successor franchise agreements (i.e., renewal franchise agreements), area development agreements, area licenses, sublicenses or franchise agreements and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by the Company or any Company Subsidiaries with respect to its obligations as a franchisor or otherwise under any such agreements.

“Franchise Law” means the FTC Rule and any other domestic or foreign Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships.

“Franchisee” means a Person (including any Affiliate of the Company or any Company Subsidiaries or their respective officers or directors) who is a party to a Franchise Agreement with the Company or any Company Subsidiaries.

“FTC Rule” means the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles, consistently applied, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, any court, any arbitral body, arbitrator or mediator, any entity or instrumentality exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any other governmental or quasi-governmental authority of any nature or any political or other subdivision or part of any of the foregoing or any self-regulatory organization (including stock exchange), in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Hazardous Substances” means any pollutant, contaminant, or other substance, material or waste, whether solid, liquid or gas, that is defined, listed or regulated as “toxic,” “hazardous,” or words of similar meaning or regulatory effect under any Environmental Law, including friable asbestos, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Incidental Inbound License” means any (a) agreement that is primarily a confidentiality or nondisclosure agreement entered into in the ordinary course of business that provides the Company or a Company Subsidiary with a limited, non-exclusive right to access or use proprietary or confidential information of another Person, (b) non-exclusive license to download or use generally commercially available, non-customized Software, solely used internally, purchased for an aggregate annual value of less than five hundred thousand dollars ($500,000), or (c) agreement that includes a non-exclusive license granted by another Person to the Company or a Company Subsidiary in the ordinary course of business, where such license is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing Contract that includes an incidental license to use the Intellectual Property of another Person for the purposes of advertising and selling the Person’s offerings during the term of and in accordance with such Contract, or (ii) a Contract that authorizes the Company or a Company Subsidiary to identify another Person as a customer, vendor, supplier, or partner of the Company or a Company Subsidiary.

“Incidental Outbound License” means any: (a) agreement that is primarily a confidentiality or nondisclosure agreement entered into in the ordinary course of business that provides another Person with a limited, non-exclusive right to access or use proprietary or confidential information owned or held by the Company or a Company Subsidiary, (b) non-exclusive license granted by the Company or a Company Subsidiary to its customers on a standard form customer contract entered into in the ordinary course of business, a copy of which has been made available to Parent, or (c) agreement that includes a non-exclusive license granted by the Company or a Company Subsidiary to another Person in the ordinary course of business, where such license is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing Contract that includes an incidental license for a third party to use Company Intellectual Property for the purposes of advertising and selling the Company or a Company Subsidiary’s offerings during the terms of and in accordance with such Contract, or (ii) a Contract that authorizes another Person on a non-exclusive basis to identify the Company or a Company Subsidiary as a customer, vendor, supplier or partner of such Person.

“Indebtedness” means, with respect to any Person, all liabilities (including in respect of principal, accrued interest, penalties, fees, reimbursements, related expenses, indemnities, premiums, “make-whole” amounts and breakage costs) in respect of: (i) (A) the amount of indebtedness of such Person for borrowed money (including amounts outstanding under commercial paper or overdraft facilities), and (B) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, in the case of clauses (A) and (B), whether incurred, assigned, granted or unsecured; (ii) obligations of such Person with respect to interest rate and currency swap arrangements, hedges, options, futures, purchase or repurchase obligations, collars or cap agreements, forward contracts and any other similar arrangements designed to protect against fluctuations in interest or currency rates payable upon termination thereof (including any amounts payable to terminate such arrangements); (iii) reimbursement obligations of such Person with respect to any performance bonds, bank overdrafts, bank guarantees, bankers’ acceptances, surety and performance bonds, letters of credit and similar charges (to the extent drawn); (iv) the principal amount of all leases of such Person classified as finance leases in accordance with GAAP (excluding any right of use liabilities associated with operating leases classified as such in the Company Financial Statements); (v) any obligations of such Person in respect of the deferred purchase price, contingent purchase price, deferred purchase price adjustments or similar contingent or deferred payment obligations (including seller notes, earn-outs, holdback amounts, escrows and direct financing leases and other unpaid purchase price and similar obligations); (vi) indebtedness of such Person secured by any Lien (other than a Permitted Lien) on any asset or property owned by such Person; (vii) all obligations of such Person under conditional sale or other title retention agreements; and (viii) any obligation of the types described in the foregoing clauses (i) through (vii) of another Person the payment of which is guaranteed by such Person or is secured by a Lien on any property or asset of such Person (whether or not such obligations are assumed by such Person); provided, however, that notwithstanding the foregoing, “Indebtedness” shall not include (a) trade payables in the ordinary course of business, (b) letters of credit to the extent not drawn upon and (c) loans solely between and among the Company and the Company Subsidiaries.

“Intellectual Property” means, all intellectual property rights and similar proprietary rights of every kind and nature however denominated, whether registered or unregistered, throughout the world including all (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, taglines, social media identifiers and related accounts, Internet domain names, corporate names and other indicia of origin, and all applications and registrations in connection therewith and all goodwill related thereto (collectively “Marks”), (c) copyrights and corresponding rights in works of authorship, mask works and designs, and all applications and registrations in connection therewith, and data and database rights, (d) trade secret rights, know-how, inventions, Processes, procedures, and confidential and proprietary information, (e) all Software, (f) social media accounts and handles, and (g) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the computers, Software (including Company Software), databases, point of sale systems, hardware, servers, workstations, routers, hubs, switches, circuits, networks, electronics, platforms, applications, websites, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party Software or systems) owned, operated, licensed, leased or otherwise used or held for use by the Company or Company Subsidiaries.

“IU/OU Management/Support Severance Plan” means the Denny’s, Inc. Severance Pay Plan for In-Unit Management and Out-of-Unit Support Employees, amended and restated effective as of March 25, 2020.

“Key Employee Severance Plan” means the Denny’s Corporation Key Employee Severance Pay Plan, effective August 30, 2023.

“Knowledge” means (a) when used with respect to the Company and the Company Subsidiaries, the actual knowledge of the individuals listed in Section 8.6(a) of the Company Disclosure Schedule and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the named executive officers of Parent in each case of clauses (a) and (b), after reasonable inquiry and investigation.

“Labor Union” means any labor union, trade union, labor organization, works council or other Person that is an employee representative body.

“Law” means any international, foreign, national, provincial, state, municipal, local and common laws, treaties, constitutions, statutes, ordinances, decrees, conventions, codes, bylaws, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Entity, in each case, having the force of law.

“Lien” means, with respect to any property or asset, any lien, mortgage, claim, license, option, right of first offer or refusal, covenant, hypothecation, easement, servitude, deed of trust, restriction on the use or transfer, encroachment, security agreement, proxy, voting trust, defect or imperfection of title, pledge, negative pledge, lease, charge, security interest or other encumbrance or restriction of any similar kind in respect of such property or asset.

“Liquor License” means a liquor or alcohol permit or license, including beer, wine and mixed beverage permits and licenses, issued by a Governmental Entity.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

“NASDAQ” means the Nasdaq Global Select Market.

“Order” means any judgment, order, decision, writ, injunction, decree, ruling, legal or arbitration award, stipulation, SEC requirement or settlement or consent agreement, in each case, with a Governmental Entity of competent jurisdiction that is binding on the applicable Person under applicable Law.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, would reasonably be expected to prevent the consummation of the Merger by Parent or Merger Sub prior to the Outside Date or materially delay consummation of the Merger by Parent or Merger Sub.

“Parent Related Party” means Parent, Merger Sub, and any equity financing sources of Parent or Merger Sub and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Parent Termination Fee” means an amount in cash equal to seventeen million two hundred thousand dollars ($17,200,000).

“Party” means Parent, Merger Sub or the Company, individually as the context requires, and “Parties” means Parent, Merger Sub and the Company, collectively.

“Payment Association Rules” mean the rules, regulations, bylaws, standards, policies, operating or technical standards or guidance and procedures of the payment card brands (i.e., VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express), the Payment Card Industry Security Standards Council or any other payment system in which the Company or the Company Subsidiaries Process transactions, including with respect to the Processing of payment card information, the Payment Card Industry Data Security Standard.

“Permitted Liens” means, with respect a Person, (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and in each case for which adequate reserves have been established on or reflected in the consolidated financial statements of such Person in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances, in each case, arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the consolidated financial statements of such Person in accordance with GAAP, (c) Liens arising from transfer restrictions under securities Laws, (d) with respect to any Company Leased Real Property or Company Owned Real Property, as applicable, any condition that may be shown on a current survey and all easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects that are of record or that are customarily granted for real property of a nature similar to the Company Leased Real Property or Company Owned Real Property and do not, individually or in the aggregate, materially interfere with or detract from the use or occupancy of the Company Leased Real Property or Company Owned Real Property, as applicable, as currently conducted, (e) zoning, building, land use, entitlement, environmental regulations and other similar restrictions promulgated by any Governmental Entity, which are not violated by the use, occupancy or the operation of the business as currently conducted or which violation does not, individually or in the aggregate, materially interfere with or detract from the use or occupancy of the Company Leased Real Property or Company Owned Real Property, as applicable, as currently conducted, (f) Liens arising from the ordinary course of business with respect to surety bonds and supporting letters of credit, (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access, and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, or (h) non-exclusive licenses of Company Intellectual Property in the ordinary course of business.

“Person” means an individual, corporation, limited liability company, joint venture, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means (i) any information that, alone or in combination with other information held by or on behalf of the Company or any of the Company Subsidiaries, identifies, describes, relates to, is associated with, or could reasonably be used to identify an individual or household, and any other personal information that is subject to any applicable Laws; and (ii) any other confidential or proprietary business information, customer data, or trade secret information.

“Proceedings” means all actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Registered Intellectual Property” means Company Intellectual Property that is currently issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Representatives” means, as to any Person, such Person’s directors, officers, employees, controlled Affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Sale/Leaseback Purchase and Sale Agreement” means that certain Purchase and Sale Agreement (including all exhibits, annexes, schedules and term sheets attached thereto), dated as of the date hereof, related to the Sale/Leaseback Transaction, among PS EP 25 LLC, a Delaware limited liability company, as purchaser, and Merger Sub, a Delaware corporation, as seller.

“Sale/Leaseback Purchaser” means PS EP 25 LLC, a Delaware limited liability company, as purchaser under the Sale/Leaseback Purchase and Sale Agreement, together with its successors and assigns permitted thereunder.

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) a Governmental Entity of, resident in, located in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine); or (iii) majority-owned or controlled by, or acting on behalf of, any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions, export control, import, and anti-boycott Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, and U.S. Customs and Border Protection), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, and (v) any other relevant Governmental Entity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) unauthorized or unlawful acquisition of, access to, loss of, or misuse or other Processing (by any means) of Personal Information; (ii) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a significant business disruption; or (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Information.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, models, firmware, specifications, derivative works, upgrades, designs, and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity (which shall include, but not be limited to, the control conferred by serving as managing member, general partner or similar such position with respect to any such entity), any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act or, with respect the Company, any entity that is a “Subsidiary” (as defined above) of the Company as of the date hereof; provided, however, that in no event shall any unconsolidated joint venture of the Company be deemed a Subsidiary of the Company for purposes of this Agreement.

“Superior Company Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “twenty percent (20%) or more” shall be replaced by “more than fifty percent (50%)”), made by a Third Party which the Company Board has determined, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated in accordance with its terms, would result in a transaction that is more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account any changes to the terms of this Agreement proposed in writing by Parent, pursuant to, and in accordance with, Section 5.4 and taking into account any legal, financial, timing, regulatory and approval considerations, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the Company Acquisition Proposal.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration, statement or other document required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any and all taxes, fees, levies, customs, duties, tariffs, imposts and other similar charges imposed by any Governmental Entity, including income, franchise, license, windfall or other profits, gross receipts, real property, personal property, escheat or unclaimed or abandoned property, sales, use, net worth, capital stock, alternative or add-on minimum, estimated, premium, environmental, payroll, employment, occupation, social security (or similar), workers’ compensation, unemployment compensation, disability, severance, excise, withholding, ad valorem, stamp, transfer, registration, value-added, and gains tax, and (b) any interest, penalty, fine, assessment or addition to any of the foregoing, in each case, whether disputed or not.

“Third Party” shall mean any Person other than the Company, Parent or Merger Sub.

“Training Data” means training data (including validation and test data) or databases used to train or improve an algorithm used in or related to AI Technologies.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission undertaken or caused by the breaching party intentionally and with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

8.7 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Advertising Funds	3.27(e)
Agreement	Preamble
Alternative Financing	5.16(b)
Ancillary Documents	8.17
Annual Bonus Plan	5.8(c)
Antitrust Counsel Only Material	5.5(d)
Applicable Date	Article 3
Book-Entry Shares	2.2(b)(ii)
Cancelled Shares	2.1(c)
Capitalization Date	3.2(a)
Certificate of Merger	1.2
Certificates	2.2(b)(i)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	5.2(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Schedule	Article 3
Company Financial Statements	3.8(b)
Company Leased Real Property	3.19(b)
Company Material Contract	3.14(a)
Company Notice Period	5.4(f)
Company Owned Real Property	3.19(a)
Company Permits	3.7(a)
Company Real Property Lease	3.19(b)
Company SEC Documents	3.8(a)
Company Shares	Recitals
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.2(c)
Company Subsidiary	3.1(a)
Confidential Information	5.3(b)
Confidentiality Agreement	5.3(b)
Continuing Employee	5.8(a)
Covered Persons	5.9(a)
D&O Insurance	5.9(c)
Debt Fee Letter	4.13(a)
Debt Financing	4.13(a)
DGCL	Recitals
Dissenting Shares	2.3
DOJ	5.5(a)
Effect	8.6
Effective Time	1.2
Effects	8.6
Enforceability Exceptions	3.3(a)
Equity Commitment Letter	Recitals

Equity Financing	4.13(a)
Existing Indemnification Agreements	5.9(a)
Financing	4.13(a)
Financing Letters	4.13(a)
FTC	5.5(a)
HSR Filing Notice	5.5(a)
Insurance Policies	3.20
Investor	Recitals
Issued FDDs	3.27(c)
Legal Restraint	6.1(c)
Letter of Transmittal	2.2(b)(i)
Limited Guarantee	4.13(f)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Fund	2.2(a)
Merger Sub	Preamble
New Plan	5.8(d)
NQDC Plan	5.8(e)
Old Plans	5.8(d)
Outside Date	7.1(b)
Parent	Preamble
Parent Disclosure Schedule	Article 4
Paying Agent	2.2(a)
Payoff Indebtedness	5.14
Payoff Letters	5.14
Principal Supplier	3.25
Privacy Requirements	3.17(f)
Pro-Rated 2025 Bonus	5.8(c)
Proxy Statement	5.2(a)
PSU Consideration	2.4(b)
Required Amount	4.13(b)
Required Debt Amount	4.13(a)
Required Regulatory Approvals	6.1(b)
RSU Consideration	2.4(a)
Sale/Leaseback Transaction	5.17
Section 16	5.11
Solvent	4.11
Specified Franchise Agreements	3.27(a)
Specified Franchisee	3.27(a)
Surviving Corporation	1.1(a)
Tower Company Owned Real Property	3.19(f)
WARN Act	3.13(a)

8.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Entire Agreement. This Agreement (together with the Company Disclosure Schedule and the other documents delivered pursuant hereto) and Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

8.11 Assignment. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties; provided, that each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates, or to any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing), but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

8.12 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) from and after the Effective Time, the right of the holders of Company Shares to receive the Merger Consideration, and the rights of the holders of Company Equity Awards to receive the consideration therefor, in accordance with the terms of this Agreement, (b) any Persons entitled to indemnification, advancement of expenses, exculpation or insurance benefits under the provisions of Section 5.9 following the Effective Time, with respect to such provisions, and (c) as set forth in or contemplated by the terms of Section 7.2, Section 7.3 and Section 8.17. In addition to the foregoing, the Debt Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of Section 7.2 (solely to the extent that it relates to the Debt Financing Sources), Section 7.3 (solely to the extent that it relates to the Debt Financing Sources), the last sentence of Section 8.1, Section 8.11, this Section 8.12, Section 8.14, Section 8.16 and Section 8.17 (in each case, solely to the extent that such section relates to the Debt Financing Sources). The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto.

8.13 Mutual Drafting; Interpretation. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Annexes” are intended to refer to Sections of this Agreement and Annexes to this Agreement. The Company Disclosure Schedule and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practice. Disclosure of any item on the Company Disclosure Schedule by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure. Except as otherwise indicated, “made available”, “provided to” or terms of similar import mean (i) made available to Parent and its advisors in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement at least two (2) Business Days prior to the date hereof, or (ii) as publicly filed or furnished by the Company with the SEC, in each case, at least two (2) Business Days prior to the date hereof. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

8.14 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that in any action involving any Debt Financing Source Related Party pursuant to this Agreement, the foregoing shall be governed by, and construed in accordance with, the Laws of the State of New York, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each of the Parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.14, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14(c).

(d) Notwithstanding anything in this Agreement to the contrary, each of the Parties hereto agrees that (i) it will not bring or support any Proceedings against any Debt Financing Source Related Parties arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing, the Debt Commitment Letter or any other agreement entered into in connection with the Debt Financing or the performance thereof or any of the transactions contemplated hereby or thereby, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and (ii) the provisions of this Section 8.14 relating to the waiver of jury trial shall apply to any such Proceedings. The provisions of this Section 8.14 shall be enforceable by each Debt Financing Source Related Party and their respective successors and permitted assigns.

8.15 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or electronic signature and transmission methods, including .PDF files or DocuSign, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other Party hereto. Until and unless the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, via DocuSign or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.16 Specific Performance.

(a) The Parties hereto agree that if the Company, Parent or Merger Sub were to breach any of their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provision, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to Section 8.16(b) and prior to any valid termination of this Agreement in accordance with Section 7.1, (a) the Parties shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of

Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the Parties waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any specific performance or injunctive relief, and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and will not, in any such action, assert that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law or in equity. Subject to Section 7.3(e), either Party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving Willful Breach or fraud. Each Party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 8.16. Subject to Section 8.16(b), Parent shall cause Merger Sub to perform their respective obligations under this Agreement.

(b) Notwithstanding Section 8.16(a) or anything in this Agreement or any Ancillary Document or otherwise to the contrary, and subject in all respects to this Section 8.16(b), the Company or any Company Related Party (or any of the foregoing’s respective Representatives) shall be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause Parent or Merger Sub to take action to consummate the Merger (including the obligation to pay all or any portion of the Merger Consideration) if and only if: (i) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all of the conditions set forth in Section 6.1 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), (ii) the Required Debt Amount has been received by Borrower in full in accordance with the terms thereof, or the Debt Financing Sources have confirmed in writing to the parties hereto that the Required Debt Amount will be funded in full at the Closing if the Equity Financing is funded and the Sale/Leaseback Transaction is consummated at the Closing (provided that (A) if Alternative Financing is being used in accordance with Section 5.16(b), all references in this Section 8.16(b) to Debt Financing shall be deemed to refer to the Alternative Financing and (B) Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Closing if such Required Debt Amount and the Sale/Leaseback Transaction is not in fact funded or consummated, as the case may be, in full at the Closing), (iii) the Sale/Leaseback Transaction has been consummated and the proceeds of such transaction have been received by Merger Sub in full in accordance with the terms thereof, or the Sale/Leaseback Purchaser has confirmed in writing to the parties hereto that the Sale/Leaseback Transaction will be consummated at the Closing if the Equity Financing and the Required Debt Amount are funded at the Closing (provided that Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Closing if such Required Debt Amount and the Sale/Leaseback Transaction is not in fact funded in full or consummated, as the case may be, at the Closing), (iv) Parent and Merger Sub shall have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (v) the Company has irrevocably and unconditionally confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing, Debt Financing and Sale/Leaseback Transaction are funded or consummated, as the case may be, then the Closing will occur (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the consummation of the Closing and the other transactions contemplated by this Agreement, and (vi) Parent and Merger Sub fail to complete the Closing within two (2) Business Days after delivery of the Company’s irrevocable and unconditional written confirmation. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 7.2, Section 7.3, this Section 8.16(b) and Section 8.17 (including, in each case, the limitations set forth therein), concurrently seek (x) specific performance or other equitable relief, subject in all respects to this Section 8.16(b), and (y) payment of the Parent Termination Fee, if, as and when required pursuant to Section 7.3(c), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the Closing to occur, on the one hand, and the payment of all or any portion of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 5.15 and Section 7.3(d), on the other hand or (2) payment of monetary damages (other than, for the avoidance of doubt, the Parent Termination Fee as and when due, pursuant to Section 7.3(c)).

8.17 Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Proceedings (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein (the “Ancillary Documents”), or any of the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement or any of the Ancillary Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Documents); (c) any breach or violation of this Agreement or any of the Ancillary Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Ancillary Documents, Persons expressly identified as parties to such Ancillary Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Ancillary Documents, as applicable. Notwithstanding anything in this Agreement or any of the Ancillary Documents to the contrary, each party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Ancillary Documents or in connection with any of the transactions contemplated hereunder or thereunder (including the Financing) will be sought or had against any other Person, including any Related Party and any Debt Financing Sources and the Sale/Leaseback Purchaser, and no other Person, including any Related Party and any Debt Financing Sources and the Sale/Leaseback Purchaser will have any liability or obligation, for any claims, causes of action or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability, obligation or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2, Section 8.3 and this Section 8.17) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Investor for specific performance of its obligation to fund the Equity Financing or the Limited Guarantee solely in accordance with, and pursuant to the terms and conditions of Section 6 of the Equity Commitment Letter or the terms and conditions of the Limited Guarantee, as applicable, and Section 8.16(b) or (iii) against the Company, Parent or Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PARENT SPARKLE TOPCO CORP.

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Secretary

MERGER SUB SPARKLE ACQUISITION CORP.

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Secretary

COMPANY DENNY’S CORPORATION

By:	/s/ Kelli F. Valade
Name: Kelli F. Valade
Title: Chief Executive Officer

Exhibit 99.1

Denny’s Corporation to be Acquired by TriArtisan Capital Advisors, Treville Capital Group and Yadav

Enterprises in $620 Million Transaction

Denny’s Stockholders to Receive $6.25 Per Share in Cash, Delivering Significant, Near-Term and Certain Cash Value

Purchase Price Represents Premium of 52.1% to Closing Price on Monday, November 3 and 36.8% Premium to 90-Day VWAP

SPARTANBURG, S.C. and NEW YORK – November 3, 2025 – Denny’s Corporation (the “Company” or “Denny’s”) (NASDAQ: DENN), owner and operator of Denny’s Inc. and Keke’s Inc., today announced that it has entered into a definitive agreement to be acquired by a group consisting of TriArtisan Capital Advisors LLC (“TriArtisan”), an established New York-based private equity investment firm and experienced investor in global restaurant and hospitality assets, Treville Capital Group (“Treville”), a leading investment firm focused on alternative assets, and Yadav Enterprises, Inc. (“Yadav Enterprises”), owner-operator of approximately 550 restaurants nationwide and one of the largest Denny’s franchisees, in an all-cash transaction with an enterprise value of approximately $620 million.

Under the terms of the agreement, which was unanimously approved by the Denny’s Board of Directors, Denny’s stockholders will receive $6.25 per share in cash for each share of Denny’s common stock they own. The purchase price represents a 52.1% premium to Denny’s’ closing stock price on Monday, November 3, 2025, the last full trading day prior to the transaction announcement, and a 36.8% premium to the Company’s 90-day volume-weighted average share price for the period ended November 3, 2025.

TriArtisan brings deep experience investing in full-service, global dining and entertainment concepts, such as P.F. Chang’s, providing resources to invest in their brands, support franchisees and help them grow their businesses. Treville is an alternative asset manager that leverages its platform and deep sector expertise to provide customized solutions for companies. Yadav Enterprises, led by Anil Yadav, brings significant experience and a 30-plus-year record of success across a variety of restaurant concepts, including as a Denny’s franchisee. Upon completion of the transaction, Denny’s will become a privately held company.

“We are pleased to enter this transaction, which delivers significant, near-term and certain cash value to our stockholders,” said Kelli Valade, Chief Executive Officer of Denny’s Corporation. “After receiving indications of interest from TriArtisan, the Board conducted a thorough review of strategic alternatives to maximize value with the assistance of external advisors. As part of the review, the Company reached out to more than 40 potential buyers and ultimately received multiple offers. The Board evaluated any potential transaction against Denny’s standalone plan and all external strategic alternatives. After careful consideration of all options and in consultation with external financial and legal advisors, the Board is confident the transaction maximizes value and has determined it is fair to and in the best interests of stockholders and represents the best path forward for the Company.”

“Denny’s has a strong foundation as America’s Diner, and I am proud of the important progress we have made across our Denny’s and Keke’s platforms while navigating a dynamic consumer environment,” Valade continued. “This transaction delivers meaningful value to our stockholders and is a testament to the incredible work of our teams and franchisees, who have helped us innovate and meet our guests where they are. TriArtisan and Yadav Enterprises are experienced stewards of leading restaurant brands, and we are excited to work with them as we continue delighting our guests.”

“Denny’s is an iconic piece of the American dream, with a renowned brand, a strong franchise base and loyal customers,” said Rohit Manocha, Co-Founder and Managing Director at TriArtisan. “Our team has significant investment experience in the restaurant industry and our acquisition of Denny’s builds on our success with other full-service restaurant concepts. We look forward to working with Kelli and the rest of the Denny’s team and franchisees to provide resources and support the Company’s long-term strategic growth plans.”

Transaction Details

The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions, including approval by the Company’s stockholders and satisfaction of regulatory approvals.

Upon completion of the transaction, Denny’s common stock will no longer be listed on the Nasdaq.

Advisors

Truist Securities is serving as financial advisor to Denny’s Corporation, and Morgan, Lewis & Bockius LLP, Sidley Austin LLP and Caiola & Rose, LLC are serving as its legal advisors. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Denny’s Corporation.

Global Leisure Partners LLP is serving as financial advisor to TriArtisan, and Ropes & Gray LLP is serving as its legal counsel.

Choate, Hall & Stewart LLP is serving as Treville’s legal counsel.

About Denny’s Corporation

Denny’s Corporation is one of America’s largest full-service restaurant brands based on number of restaurants. As of June 25, 2025, the Company consisted of 1,558 restaurants, 1,474 of which were franchised and licensed restaurants and 84 of which were company operated.

The Company consists of the Denny’s brand and the Keke’s brand. As of June 25, 2025, the Denny’s brand consisted of 1,484 global restaurants, 1,422 of which were franchised and licensed restaurants and 62 of which were company operated. As of June 25, 2025, the Keke’s brand consisted of 74 restaurants, 52 of which were franchised restaurants and 22 of which were company operated.

For further information on Denny’s Corporation, including news releases, links to SEC filings, and other financial information, please visit https://investor.dennys.com/.

About TriArtisan Capital Advisors

TriArtisan Capital Advisors is an established, New York-based private equity firm. Founded in 2002 as TriArtisan Capital Partners, TriArtisan provides flexible institutional capital to invest in companies requiring a broad range of investment needs. In each of its investments, TriArtisan partners with high-quality management teams and founders to support them in achieving returns for its institutional and management partners. For more information, please visit the firm’s website at www.triartisan.com.

For inquiries regarding this transaction, please contact clientservices@triartisan.com.

About Treville Capital Group LLC

Treville Capital Group LLC is an alternative asset manager that provides financing to high-growth, credit worthy companies with a focus on asset-based credit, capital solutions, and venture capital. Treville’s credit business, Treville Capital Management LLC, offers flexible and creative capital solutions for growing companies seeking alternatives to traditional forms of debt or equity. Treville was founded in 2014 and seeks to leverage its platform to provide customized solutions for companies across the capital structure. For more information, please visit www.treville.com

About Yadav Enterprises

Yadav Enterprises Inc. operates more than 310 franchise restaurants including Jack in the Box, Denny’s, and TGI Friday’s, and owns the Taco Cabana brand, a fast-casual, Tex-Mex restaurant brand consisting of 150 locations, and Nick the Greek, a fast-casual, Greek restaurant concept consisting of 90 locations.

Additional Information Regarding the Proposed Transaction and Where to Find It

In connection with the proposed transaction between Denny’s Corporation and TriArtisan Capital Advisors LLC, Denny’s Corporation will file with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A relating to a special meeting of its stockholders. Additionally, Denny’s Corporation may file other relevant materials with the SEC in connection with the proposed transaction. INVESTORS AND SECURITYHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED OR THAT WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE MATERIALS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. A definitive Proxy Statement will be sent to the Company’s stockholders. Investors and securityholders will be able to obtain the Proxy Statement free of charge from the SEC’s website or from the Company. The documents filed by the Company with the SEC may be obtained free of charge on the Company’s website at the Investor Relations section of https://investor.dennys.com/overview/default.aspx or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from the Company by requesting them from Investor Relations by email at ir@dennys.com, or by telephone at 877.784.7167. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Participants in the Solicitation

Denny’s Corporation and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Denny’s Corporation in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information about TriArtisan Capital Advisors LLC’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, will be included in the proxy statement (when available). Information about Denny’s Corporation and its directors and executive officers can be found in (i) Denny’s Corporation’s Annual Report on Form 10-K for the fiscal year ended December 25, 2024, which was filed with the SEC on February 24, 2025, (ii) Denny’s Corporation’s proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on April 3, 2025, and (iii) Denny’s Corporation’s other filings with the SEC, including any statements of beneficial ownership on Form 3, Form 4 or Form 5, which may be obtained free of charge on EDGAR at www.sec.gov and the Denny’s Corporation website at https://investor.dennys.com/financials/sec-filings/default.aspx.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements, including statements regarding the proposed transaction. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of the Company and the expected timing of the proposed transaction and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the proposed transaction; uncertainties as to how many of the Company’s stockholders will vote in favor of the proposed transaction including the possibility that the Company’s stockholders may not approve the proposed transaction; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the risk that, prior to the completion of the transaction, the Company’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction on the market price of Company Shares and/or on the Company’s business, financial condition, results of operations and financial performance; and the ability of the Company to retain and hire key personnel; and the risks and uncertainties pertaining to the

Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see the Company’s statements and reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC and other written statements made by the Company from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and the Company undertakes no obligation to revise or update it.

Investor Contact: 877-784-7167

Media Contacts: 864-597-8005

Aaron Palash / Carly King

212-355-4449

Joele Frank, Wilkinson Brimmer Katcher